Execution Copy

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of June 26, 2012, by and between PROASSURANCE CORPORATION, a Delaware corporation (“PRA”), PRA PROFESSIONAL LIABILITY GROUP, INC., a Delaware corporation ("PRA Professional") and MEDMARC MUTUAL INSURANCE COMPANY, a Vermont mutual insurance corporation (“Medmarc”).
WITNESSETH:
WHEREAS, PRA is an insurance holding company and is the owner of all of the stock of PRA Professional; and
WHEREAS, PRA Professional serves as an intermediate holding company for PRA and provides, through its insurance subsidiaries, medical and legal professional liability insurance;
WHEREAS, Medmarc is a mutual insurance company which provides, directly and through its subsidiaries, products liability insurance for medical technology and life sciences companies throughout the United States and legal professional liability insurance;
WHEREAS, the Board of Directors of Medmarc has agreed to adopt a Plan of Conversion in accordance with Section 1.1 of this Agreement (as amended or supplemented from time to time, the “Plan of Conversion”), pursuant to which Medmarc will be converted (the “Conversion”) from a mutual insurance company to a stock insurance company pursuant to 8 V.S.A. § 3423 of the Vermont Insurance Code;
WHEREAS, the Plan of Conversion will provide for and be contingent on the sale (the “Sale”) of all of the shares of common stock of Medmarc (the “Common Stock”) to PRA Professional as part of the Conversion upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Boards of Directors of PRA, PRA Professional and Medmarc have determined that it is in the best interests of their respective companies for PRA Professional to acquire Medmarc through the purchase of its newly authorized Common Stock as provided for in this Agreement.
NOW,     THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:
Article 1
PLAN OF CONVERSION
1.1    Medmarc Plan of Conversion. Medmarc has adopted the Plan of Conversion, substantially in the form of Exhibit A attached hereto, by action of not less than three-fourths of the members of the Board of Directors of Medmarc. Medmarc shall file the Plan of Conversion with the Commissioner (“Commissioner”) of the Department of Financial Regulation of the State of Vermont (the “Department”) in accordance with 8 V.S.A. § 3423 (Converting mutual insurer or mutual insurance holding company) of the Vermont Insurance Code (“Conversion Statute”). The Plan of Conversion may contain such additional terms not set forth in the form of Plan of Conversion included as Exhibit A or modifications to terms set forth in the form of the Plan of Conversion as Medmarc may determine; provided, however, that any such additional term or modification that modifies the (i) total Cash Consideration (herein defined) and Policyholder Renewal Credits (herein defined) or the method for allocating such Cash Consideration and Policyholder Renewal Credits among Medmarc’s Eligible Members, or (ii) the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws shall require the prior written consent of PRA, which consent shall not be unreasonably withheld or delayed.
1.2    Approval of the Plan of Conversion. Subject to the provisions of Section 7.9 hereof:
(a)    Medmarc shall take such action as may reasonably be required to obtain approval of the Plan of Conversion by the Commissioner, in accordance with the Conversion Statute, including without limitation providing notice to the Eligible Members (as herein defined) of the Plan of Conversion and the public hearing thereon, if any, and appearing at the hearing on the Plan of Conversion.
(b)    Medmarc, in accordance with the Plan of Conversion and Applicable Law, shall submit a proposal to Eligible Members to approve the Plan of Conversion (the “Proposal”) and shall give such notice to Eligible Members containing the date, time and place for voting on the Proposal as may be required under Applicable Law (including the Conversion Statute). The Proposal shall include the determination of Medmarc’s Board of Directors that the Plan of Conversion is fair and equitable to the Members as a group and shall include the Board of Directors’ recommendation that the Eligible Members approve the Plan of Conversion.
(c)    Medmarc, with PRA’s assistance at Medmarc’s reasonable request, shall prepare and provide to Eligible Members, in connection with the solicitation of approval of the Plan of Conversion, an information statement or similar document relating to the Plan of Conversion and the Sale, including a copy of the Plan of Conversion (the “Information Statement”) and use commercially reasonable efforts to obtain and furnish the information required to be included by state and federal law, and, if required, to obtain the approval of the Commissioner of the Department for the Information Statement. Each of Medmarc and PRA agrees that the information provided and to be provided by Medmarc or PRA, as the case may be, specifically for use in the Information Statement shall not, with respect to the information supplied by such party (i) on the date upon which the Information Statement is mailed to Eligible Members, (ii) on the date of the public hearing before the Commissioner in respect of the Plan of Conversion, if any, or (iii) on the date of the meeting at which Eligible Members are entitled to vote on the proposal, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. No less than three days prior to the filing of the Information Statement with Commissioner of the Department, Medmarc shall provide PRA a draft of the Information Statement and an opportunity to comment on such draft; provided, however, that Medmarc shall have the right to accept or reject any such comments in its sole discretion. Each of PRA and Medmarc agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and if required to take all steps necessary to furnish to the Commissioner and obtain the approval of the Commissioner for any amendment or supplement to the Information Statement so as to correct the same and to cause the Information Statement as so corrected to be disseminated to Eligible Members to the extent required by or advisable under Applicable Law.
1.3    Approval of the Change of Control. Promptly after the execution of this Agreement, PRA and PRA Professional shall request the Commissioner to approve the change of control of Medmarc and the Medmarc Subsidiaries (as defined in Section 4.2 hereof) as contemplated by the Plan of Conversion and this Agreement in accordance with the requirements of 8 V.S.A. § 3683 of the Vermont Insurance Code. PRA shall prepare and file with the Department a Form A and shall take such commercially reasonable actions consistent with the terms of this Agreement as may be required under 8 V.S.A. § 3683 of the Vermont Insurance Code and the regulations promulgated thereunder to obtain the Commissioner's approval of the change of control of Medmarc and the Medmarc Subsidiaries as contemplated in the Plan of Conversion and this Agreement.
1.4    Effective Time of the Plan of Conversion. The Effective Time of the Plan of Conversion (the “Effective Time”) shall be at such time on the Closing Date as determined by the parties to this Agreement, subject to any required consent of the Commissioner, after all of the following have been completed: (a) the Plan of Conversion shall have been approved by the Commissioner in accordance with the Conversion Statute and the change of control filing referred to in Section 1.3 hereof shall have been approved by the Commissioner; (b) the Plan of Conversion shall have been approved by the Eligible Members in accordance with the Conversion Statute; (c) the Amended and Restated Articles of Incorporation of Medmarc shall have been filed in accordance with 8 V.S.A. § 3446; and (d) such additional documents are filed with the Commissioner as may be required by applicable law.
ARTICLE 2
SALE AND PURCHASE
2.1    Sale and Purchases of the Shares. Subject to the terms and conditions of this Agreement, the following exchange shall occur at the Effective Time without any action on the part of any Member: in accordance with the Plan of Conversion, Medmarc will issue and sell all of the issued and outstanding shares of Common Stock (the “Shares”) to PRA Professional, which shall constitute all of the issued and outstanding stock of Medmarc, and PRA Professional will purchase the shares from Medmarc.
2.2    Purchase Price. The purchase price (the “Purchase Price”) to be paid by PRA Professional for the purchase of the Shares shall be equal to $153,700,000, consisting of (a) $146,200,000 in cash (the “Cash Consideration”) payable to the Eligible Members pursuant to Section 3 hereof and in accordance with the Plan of Conversion, and (b) $7,500,000 payable to the Eligible Members as Policyholder Renewal Credits in accordance with the Plan of Conversion and Section 2.7 hereof.

2.3    Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Amended and Restated Articles of Incorporation of Medmarc shall be the articles of incorporation of Medmarc until amended in accordance with applicable law.
2.4    Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Amended and Restated Bylaws of Medmarc shall be the bylaws of Medmarc until amended in accordance with applicable law.
2.5    Management and Officers. At the Effective Time, each of the Directors of Medmarc shall resign from its Board of Directors, and PRA Professional shall as the sole shareholder of Medmarc elect new Directors set forth on Exhibit B to serve on the Board of Directors of Medmarc. At the Effective Time, the officers of Medmarc shall continue as the officers of Medmarc until their successors are elected and qualified.
2.6    Advisory Committees. PRA shall cause Medmarc to offer to each Person who, as of the date of this Agreement, is a member of the Board of Directors of Medmarc, but is not an officer or full-time employee of Medmarc or a subsidiary of Medmarc, a Consulting and Noncompetition Agreement (each a “Consulting Agreement”), substantially in the form set forth in Exhibit C attached hereto. Pursuant to his or her Consulting Agreement, each such Person shall be paid an aggregate payment of $60,000, of which $20,000 shall be payable on the Closing Date and the balance shall be payable in two equal annual installments on the successive anniversaries of the Closing Date. Notwithstanding the foregoing, no fees of any type shall be paid to such Person unless he or she shall have executed a Consulting Agreement.
2.7    Policyholder Credits.
(a)    In accordance with and pursuant to the Plan of Conversion, PRA hereby agrees to cause Medmarc to declare dividends and distribute such declared dividends as premium credits to its Eligible Members in amounts credited to such Eligible Members in accordance with the Plan of Conversion and adjusted pursuant thereto (collectively, the “Policyholder Renewal Credits”).
(b)    The Policyholder Renewal Credits shall be allocated among the Eligible Members entitled thereto in accordance with the Plan of Conversion. The Policyholder Renewal Credits shall be payable as a credit against premium payments on Medmarc insurance policies that are renewed during the applicable period by Eligible Members in accordance with the Plan of Conversion. If an Eligible Member fails to renew its Medmarc insurance policy during the applicable twelve (12) month period as required by the Plan of Conversion, such Eligible Member shall not be entitled to be paid the Policyholder Renewal Credit for such twelve (12) month period.
(c)    PRA shall (i) pay to Medmarc, via wire transfer of immediately available funds, a portion of the Purchase Price in the amount of $7,500,000 to fund the crediting of the Policyholder Renewal Credits to Eligible Members pursuant to the Plan of Conversion and Section 2.7(a) hereof and (ii) cause Medmarc to deposit such amount in a segregated account established by Medmarc on or before the Closing Date to be held in trust by Medmarc, separate and apart from any other assets of Medmarc, for the sole purpose of funding the payment of the Policyholder Renewal Credits as required by the Plan of Conversion and Section 2.7(a) (the “Credit Account”).
(d)    It is the intent of the parties hereto that all amounts held in trust in the Credit Account will qualify as admitted assets of Medmarc. Any interest earned on amounts held in trust in the Credit Account shall be transferred to the general account of Medmarc. No interest shall be accrued or payable to the Eligible Members on the Policyholder Renewal Credits.
(e)    It is the specific intent of the parties hereto that each Eligible Member is and will be a third party beneficiary of this Agreement for the purposes of enforcing its rights to receive the Policyholder Renewal Credits in the amounts credited to such Eligible Member, as adjusted, in accordance with the Plan of Conversion.
ARTICLE 3
CONVERSION PROCEDURES
3.1    Conversion Agent. (a) As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five days prior to the mailing of the notice to Eligible Members, PRA shall designate a bank to act as conversion agent (the “Conversion Agent”) acceptable to Medmarc, to act as paying agent in effecting the distribution of the Cash Consideration to Eligible Members pursuant to this Agreement and the Plan of Conversion. PRA shall be solely responsible for and pay the charges and expenses of the Conversion Agent.
3.2    Conversion and Exchange Procedures.
(a)    Prior to the Effective Time, Medmarc shall deliver to the Conversion Agent and PRA a complete and correct copy of the Plan of Conversion as approved by the Commissioner and the Eligible Members, and Medmarc shall deliver to the Conversion Agent the certificate(s) to be dated as of the date of the Effective Time for the Shares registered in the name of PRA Professional.
(b)    Prior to the Effective Time, PRA shall cause PRA Professional to deposit in trust with the Conversion Agent for the benefit of the Eligible Members receiving cash pursuant to the Plan of Conversion, cash in the amount of the Cash Consideration (the “Conversion Fund”), for distribution to such Eligible Members in accordance with this Agreement and the Plan of Conversion. The cash deposited with the Conversion Agent pursuant to this Section 3.2(b) shall be held in cash and cash equivalents.
(c)    No less than thirty (30) calendar days prior to the Effective Time, Medmarc shall provide to the Conversion Agent and PRA (i) a list setting forth the (A) names and addresses of each of the Eligible Members, (B) amount of the cash payment that each of the Eligible Members is entitled to receive under the Plan of Conversion (the “Distribution List”) and (ii) forms of the Consideration Notices.
(d)    On the Closing Date, the Conversion Agent shall deliver to PRA Professional the certificates for the Shares. As promptly as practicable, but in no event more than ten (10)

Business Days after the Closing Date, the Conversion Agent shall distribute to each Eligible Member (i) the cash in the Conversion Fund, in the form of a check for good funds, in the amount set forth on the Distribution List and required to be paid to such Eligible Member in exchange for such Member’s Membership Interest pursuant to the Plan of Conversion and (ii) a notice setting forth the method by which the amount of such cash, and with respect to each Eligible Member the amount of Policyholder Renewal Credits to be credited to such Eligible Member and payable in accordance with the Plan of Conversion was or will be derived from such Eligible Member’s allocation of the Purchase Price and, in the case of the Policyholder Renewal Credits, when such Policyholder Renewal Credits will be distributed (the “Consideration Notices”).
(e)    Any other provision of this Agreement notwithstanding, neither PRA nor the Conversion Agent shall be liable to an Eligible Member for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.
3.3    Conversion Fund. All cash that remains in the Conversion Fund undistributed to the Eligible Members for twelve (12) months after the Effective Time shall be delivered to PRA Professional, on demand, and the Conversion Agent’s duties hereunder shall terminate. Thereafter and subject to applicable abandoned property, escheat and similar laws, each Eligible Member that has not yet received the Cash Consideration to which it is entitled to pursuant to the Plan of Conversion may contact PRA and PRA shall cause PRA Professional to pay to such Eligible Member cash to which it is entitled.
3.4    Withholding.    PRA, PRA Professional or the Conversion Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any Eligible Member such amounts as PRA (or any Affiliate thereof) or the Conversion Agent is required to deduct and withhold with respect to the making of such payment under the Code, as herein defined, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by PRA, PRA Professional or the Conversion Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Eligible Member in respect of whom such deduction and withholding were made by PRA, PRA Professional or the Conversion Agent. At least 10 business days prior to the Closing Date, PRA shall notify Medmarc of any amounts that PRA intends to deduct and withhold pursuant to this Section 3.4. PRA agrees to consult with Medmarc in good faith to determine whether such deduction and withholding is required under Applicable Law.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MEDMARC
Concurrently with the execution and delivery of this Agreement, Medmarc shall deliver to PRA a disclosure schedule (the “Medmarc Disclosure Schedule”). The Medmarc Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Article; provided, however, (i) any item disclosed in any section of the Medmarc Disclosure Schedule shall be deemed to be fully disclosed with respect to all sections of the Medmarc Disclosure Schedule under which such item may be relevant to the extent that it is reasonably clear on the face of such section that such item applies to such other sections, and (ii) the mere inclusion of an exception in the Medmarc Disclosure Schedule shall not be deemed an admission by Medmarc that such exception represents a material fact, event or circumstance or would result in a material adverse change or Material Adverse Effect on Medmarc. All documents and instruments attached as exhibits or annexes to the Medmarc Disclosure Schedule are incorporated by reference into the Medmarc Disclosure Schedule. Except as set forth in the Medmarc Disclosure Schedule and in any changes to the Medmarc Disclosure Schedule that are disclosed by Medmarc to PRA in accordance with Section 7.7 hereof, Medmarc hereby represents and warrants to PRA, as of the date hereof or such other date as specified, as follows:
4.1    Corporate Organization.
(f)    Medmarc is a mutual insurer duly organized and validly existing under the laws of the State of Vermont. Medmarc has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Medmarc.
(g)    Medmarc is (i) duly licensed or authorized as an insurance company in Vermont, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in Vermont and each other applicable jurisdiction to write its lines of business as required by Applicable Law except, in each case, where such failure to be so licensed or authorized would not individually or in the aggregate have a Material Adverse Effect on Medmarc. Section 4.1 of the Medmarc Disclosure Schedule identifies the type of insurance products that Medmarc is authorized or licensed to offer in each state. All of such licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Knowledge of Medmarc, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.
4.2    Subsidiaries.
(a)    Section 4.2(a) of the Medmarc Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Medmarc (the “Medmarc Subsidiaries”), together with the state of incorporation or organization of each Medmarc Subsidiary. Each Medmarc Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Medmarc, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
(b)    Section 4.2(b) of the Medmarc Disclosure Schedule identifies the Medmarc Subsidiaries that offer insurance and the states or other jurisdictions in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (the “Medmarc Insurance Subsidiaries”). Each Medmarc Insurance Subsidiary is (i) duly licensed or authorized as an insurer in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its line of business as required by Applicable Law except, in each case, where such failure to be so licensed or authorized would not individually or in the aggregate have a Material Adverse Effect on Medmarc. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of Medmarc, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.
(c)    Except as set forth in Section 4.2(c) of the Medmarc Disclosure Schedule, Medmarc is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Medmarc Subsidiaries. There are no irrevocable proxies granted by Medmarc or any Medmarc Subsidiary with respect to such shares. There are no equity securities of any of the Medmarc Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the Medmarc Subsidiaries except shares of the Medmarc Subsidiaries issued to, or required to be issued to, other wholly owned Medmarc Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the Medmarc Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the Medmarc Subsidiaries described in the first sentence of this Section 4.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by Medmarc or a Medmarc Subsidiary free and clear of any and all Liens.
4.3    Corporate Affairs.
(a)    Medmarc has made available to PRA correct and complete copies of the Articles of Association or Incorporation and Bylaws of Medmarc and each of the Medmarc Subsidiaries (as amended to date). Except as set forth in Section 4.3(a) of the Medmarc Disclosure Schedule, Medmarc has made available to PRA all of the minute books containing the records of the meetings of the members or shareholders, the Board of Directors and any committee of the Board of Directors of Medmarc and each of the Medmarc Subsidiaries (except for confidential portions of such minutes relating to the Plan of Conversion, this Agreement and the transactions contemplated hereby). The minute books of Medmarc and the Medmarc Subsidiaries reflect all of the material actions taken at a meeting or by written consent of the Board of Directors of Medmarc.
(b)    Pursuant to the Plan of Conversion and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, when approved by three-fourths of the members of the Board of Directors of Medmarc, the Commissioner of the Department, and the Eligible Members of Medmarc as required under Section 1.1 and Section 1.2, Medmarc will be converted from a mutual insurer to a stock insurer at the Effective Time in accordance with the

Applicable Law of the state of Vermont, including without limitation, 8 V.S.A. § 3423. At the Effective Time, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws shall be duly authorized and validly adopted and in full force and effect.
4.4    Capitalization.
(a)    At the Effective Time, the authorized capital stock of Medmarc under the Amended and Restated Articles of Incorporation will consist of 1,000 shares, all of which are designated as common stock, and 1,000 shares of Medmarc Common Stock will be issued and sold to PRA Professional pursuant to the Plan of Conversion and this Agreement. The shares of Medmarc Common Stock issued to PRA Professional pursuant to the Plan of Conversion will constitute all of the issued and outstanding shares of Medmarc Common Stock, all of which will be duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement and other than as provided in the Plan of Conversion or this Agreement, Medmarc does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Medmarc Common Stock or any other equity securities of Medmarc or any securities representing the right to purchase or otherwise receive any shares of Medmarc Common Stock or any other equity securities of Medmarc. As of the date of this Agreement no shares of Medmarc Common Stock were reserved for issuance except as provided in the Plan of Conversion.
4.5    Authority; No Violation; Consents and Approvals.
(f)    Subject to the receipt of all Requisite Regulatory Approvals (as defined in Section 8.1(c) of this Agreement), Medmarc has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and Medmarc has the authority to adopt the Plan of Conversion and carry out its obligations thereunder. The execution and delivery of this Agreement by Medmarc and the consummation of the transactions contemplated hereby have been authorized by the Board of Directors of Medmarc. The Board of Directors of Medmarc has adopted the Plan of Conversion and directed that the Plan of Conversion and this Agreement and the transactions contemplated by the Plan of Conversion and this Agreement be submitted to the Eligible Members for approval at a meeting of such Eligible Members and, other than obtaining Eligible Member approval and adoption of the Plan of Conversion and this Agreement by the affirmative vote of at least three-fourths of the Eligible Members voting thereon in accordance with Section 1.2 and any actions required to obtain all Requisite Regulatory Approvals, no other corporate proceedings on the part of Medmarc are necessary to approve the Plan of Conversion and this Agreement and to consummate the transactions contemplated by this Agreement. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by Medmarc and (assuming this Agreement constitutes a valid and binding obligation of PRA) constitutes a valid and binding obligation of Medmarc, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. On or prior to the date of this Agreement, the Board of Directors of Medmarc received the opinion of Sandler O'Neill & Partners that the Purchase Price is fair from a financial point of view to the Members as a group.

(g)    Neither the execution and delivery of this Agreement by Medmarc nor the consummation by Medmarc of the transactions contemplated by the Plan of Conversion and this Agreement, nor compliance by Medmarc with any of the terms or provisions of the Plan of Conversion and this Agreement, will (i) violate any provision of the Articles of Association or Bylaws of Medmarc or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.5(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Medmarc or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Medmarc under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, surplus debentures, deed of trust, license, lease, agreement or other instrument or obligation to which Medmarc is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) as set forth in Section 4.5(b) of the Medmarc Disclosure Schedule, or (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, terminations, cancellations, accelerations, liens or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Medmarc.
(h)    Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, including all Requisite Regulatory Approvals, (ii) the approval of the Plan of Conversion by the Commissioner of the Department pursuant to the Vermont Insurance Code as contemplated in Section 1.2(a) hereof, (iii) the filing of a notification and report form (the “HSR Act Report”) with the Premerger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the “Premerger Notification Agencies”) pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the “HSR Act”), (iv) any consents, authorizations, orders and approvals required under the HSR Act, (v) the approval of the Plan of Conversion and this Agreement by the requisite votes of the Eligible Members, (vi) the consents and approvals referred to in Section 4.5(b) of the Medmarc Disclosure Schedule, and (vii) the approvals set forth in Section 4.5(c) of the Medmarc Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Authority, or with any other Person are necessary in connection with the execution and delivery by Medmarc of this Agreement or the consummation by Medmarc of the transactions contemplated by this Agreement.
4.6    Insurance Reports.
(a)    “Medmarc SAP Statements” means (i) the annual statutory statements of each of Medmarc and the Medmarc Insurance Subsidiaries filed with the Insurance Regulator of the jurisdiction of domicile of Medmarc or the applicable Medmarc Insurance Subsidiary as of and for each of the years ended December 31, 2011, 2010 and 2009, and (ii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

(b)    Each Medmarc SAP Statement was prepared (i) in accordance with statutory accounting principles (“SAP”) prescribed or permitted by the Insurance Regulator of the jurisdiction of domicile of Medmarc or the applicable Medmarc Subsidiaries in conformity with practices consistently applied by Medmarc or the Medmarc Insurance Subsidiary, as applicable, without modification of the accounting principles used in the preparation thereof and fairly presents the statutory financial position and results of operations of Medmarc or the Medmarc Insurance Subsidiary as applicable as of the dates and for the periods indicated in accordance with SAP. The annual balance sheets and income statements included in the Medmarc SAP Statements have been, where required by Insurance Laws, audited by an independent accounting firm.
(c)    Since January 1, 2009 Medmarc and each Medmarc Insurance Subsidiary (i) have filed or submitted with all applicable Insurance Regulators all registration statements, notices and reports, together with all supplements and amendments thereto required by Regulation 71-2 of the Department promulgated under the Vermont Insurance Code or similar Applicable Laws governing insurance holding company systems in other states (the “Medmarc Holding Company Act Reports”), (ii) have filed all Medmarc SAP Statements, (iii) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 4.6(c) of the Medmarc Disclosure Schedule (i) sets forth a list of, and Medmarc has made available to PRA accurate and complete copies of, all Medmarc SAP Statements and all audit opinions related thereto and all Medmarc Holding Company Act Reports for periods ending and events occurring, after January 1, 2009 and prior to the Closing Date, and (ii) identifies each denial of a request for approval of dividends or rate increases received by Medmarc from any Insurance Regulator since January 1, 2009. All such Medmarc SAP Statements, Medmarc Holding Company Act Reports and other reports and statements substantially complied with the Insurance Laws when filed and, as of their respective dates, contained substantially all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such Medmarc SAP Statements, Medmarc Holding Company Act Reports and other reports and statements. This Section 4.6(c) does not apply to Taxes, which are covered exclusively by Section 4.12.
(d)    Except for normal examinations conducted by an Insurance Regulator in the regular course of the business of Medmarc and its Subsidiaries, and except as set forth in Section 4.6(d) of the Medmarc Disclosure Schedule, to the knowledge of Medmarc, no Insurance Regulator has initiated any proceeding or investigation into the business or operations of Medmarc, any Medmarc Insurance Subsidiary, or any director or officer of Medmarc or any Medmarc Insurance Subsidiary, since January 1, 2009 that remains open on date hereof. There is no unresolved violation or exception by any Insurance Regulator with respect to any examinations of Medmarc or any of its Subsidiaries.
(e)    Section 4.6(e) of the Medmarc Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to Medmarc or any of the

Medmarc Insurance Subsidiaries since December 31, 2008. Medmarc has made available to PRA correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations. Except as set forth in Section 4.6(e) of the Medmarc Disclosure Schedule, there are no regulatory examinations of Medmarc or any of the Medmarc Insurance Subsidiaries currently in process.
(f)    Except as set forth in Section 4.6(f) of the Medmarc Disclosure Schedule, since January 1, 2009, neither Medmarc nor any Medmarc Insurance Subsidiary has received from any Person any notice on Form A or such other form as may be prescribed under Applicable Law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of Medmarc or a Medmarc Insurance Subsidiary, if after the consummation thereof such Person would directly or indirectly be in control of Medmarc or a Medmarc Insurance Subsidiary.
4.7    Financial Statements; Financial Reporting.
(a)    Medmarc has made available to PRA correct and complete copies of the audited combined statements of admitted assets, liabilities and capital and surplus–statutory basis of Medmarc Mutual Insurance Company and its wholly-owned subsidiaries as of December 31, 2011, 2010 and 2009, and the related audited combined statements of income and changes in capital and surplus–statutory basis and cash flows–statutory basis for the years ended December 31, 2011, 2010 and 2009, together with reports on all such financial statements by Johnson Lambert & Co., LLP (“Johnson Lambert”) (such financial statements are collectively referred to as the “Combined Financial Statements”).
(b)    The Combined Financial Statements including all notes and schedules thereto, have been prepared in accordance with the accounting practices prescribed or permitted by the by the Insurance Regulator of the jurisdiction of domicile of Medmarc or the applicable Medmarc Subsidiaries throughout the periods involved (except in cases of unaudited financial statements that do not contain all footnotes and year end adjustments which may be required by SAP) and fairly present in all material respects the combined financial position of Medmarc and its Subsidiaries as of the dates thereof and the combined results of their operations and their combined cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
(c)    Medmarc maintains internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements of Medmarc and the Medmarc Subsidiaries and such internal controls have been considered by Johnson Lambert as a basis for designing their auditing procedures but not for the purpose of expressing an opinion on the effectiveness of Medmarc’s internal controls. Neither the Board of Directors nor audit committee of Medmarc or any Medmarc Subsidiary has been advised by their accountants or consultants of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in AU Section 325 paragraphs .05 and .06 of the Auditing Standards of the American Institute of Certified Public Accountants) of Medmarc or any Medmarc Subsidiary which could adversely affect its ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of Medmarc or any Medmarc Subsidiary.
(d)    As of the date hereof, neither Medmarc nor any of the Medmarc Subsidiaries had any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise which would be required to be reflected, reserved for or disclosed in a combined statement of admitted assets, liabilities and changes in capital and surplus of Medmarc and the combined Medmarc Subsidiaries, including the notes thereto, prepared in accordance with SAP except (i) as reflected, reserved for or disclosed in the combined statement of admitted assets, liabilities and changes in capital and surplus of each of Medmarc and the Medmarc Subsidiaries as of December 31, 2011, including the notes thereto, (ii) as incurred since December 31, 2011 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by Medmarc or any Medmarc Subsidiary pursuant to, in connection with, or as a result of, the Plan of Conversion and the other transactions contemplated by this Agreement, or (iv) other than liabilities pursuant to contractual obligations identified in this Agreement or the Medmarc Disclosure Schedule.
(e)    Section 4.7(e) of the Medmarc Disclosure Schedule lists, and Medmarc has made available to PRA copies of the documentation creating or governing, all “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC ) effected by Medmarc or any of the Medmarc Subsidiaries since December 31, 2008.
(f)    Johnson Lambert is and has been throughout the periods covered by such financial statements a registered public accounting firm (as defined in Section 2(a)(12) of Sarbanes Oxley Act of 2002 (“SOX”). Section 4.7(f) of the Medmarc Disclosure Schedule lists all non-audit services (as such term is defined by SOX) performed by Johnson Lambert for Medmarc and each Medmarc Subsidiary for each year commencing after December 31, 2008. Johnson Lambert has conducted their audits of the Combined Financial Statements in accordance with auditing standards generally accepted in the United States as promulgated by the American Institute of Certified Public Accountants.
(g)    The books and records of Medmarc and each of the Medmarc Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited combined financial statements, in accordance with regulatory accounting principles required by SAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of Medmarc and each of the Medmarc Subsidiaries and all contracts and other transactions to which Medmarc or any of the Medmarc Subsidiaries is or was a party or by which Medmarc or any of the Medmarc Subsidiaries or any of their respective businesses or assets is or was affected.
4.8    Broker’s Fees. None of Medmarc, the Medmarc Subsidiaries and Persons acting on their respective behalf, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, except for the engagement of Sandler O’Neill & Partners, L.P. as Medmarc’s financial advisor or as otherwise set forth in Section 4.8 of the Medmarc

Disclosure Schedule (which sets forth amounts paid or to be paid and names of parties to which such amounts were or will be paid).
4.9    Absence of Certain Changes or Events.
(a)    Since December 31, 2011, and except as set forth in Section 4.9(a) of the Medmarc Disclosure Schedule, neither Medmarc nor any of the Medmarc Subsidiaries has (except as required by applicable law): (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2011, except for changes in benefits in the ordinary course of business, (ii) granted any equity based compensation or severance or termination pay, entered into any contract to make or grant any equity based compensation or severance or termination pay, or paid any bonuses, or (iii) suffered any strike, work stoppage, slowdown, or other labor disturbance.
(b)    Since December 31, 2011, and except as set forth in Section 4.9(b) of the Medmarc Disclosure Schedule or as set forth in the Combined Financial Statements, there has not been: (i) any Material Adverse Effect on Medmarc; (ii) any material change in any method of accounting or accounting principles or practice by Medmarc or any Medmarc Subsidiary, except as required by SAP and disclosed in the notes to the unaudited financial statements of Medmarc and the Medmarc Subsidiaries; (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of Medmarc or any Medmarc Subsidiary; (iv) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Medmarc or any Medmarc Subsidiary; (v) any discharge or cancellation, whether in part or in whole, of any indebtedness owed by Medmarc or any Medmarc Subsidiary to any Person, except reimbursement to employees of ordinary business expenses or other debts arising in the ordinary course of business; (vi) any sale or transfer of any material asset or property, of Medmarc or any Medmarc Subsidiary, except in the ordinary course of business; (vii) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of Medmarc or any Medmarc Subsidiary; or (viii) any material amendment to or termination of any Medmarc Contract or Permit.
4.10    Legal Proceedings and Judgments.
(a)    Except as set forth in Section 4.10(a) of the Medmarc Disclosure Schedule and excluding claims made with respect to insurance policies issued by Medmarc or any Medmarc Insurance Subsidiary for which adequate claims reserves have been established, neither Medmarc nor any Medmarc Subsidiary is a party to any, and there are no pending or, to the Knowledge of Medmarc, threatened, legal, administrative, arbitral or other inquiries, proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory or Self-Regulatory Organization investigations of any nature against Medmarc, any Medmarc Subsidiary, any of their respective businesses or assets, any assets of any other Person which are used in any of the business or operations of Medmarc or any Medmarc Subsidiary, any directors or officers of Medmarc or any Medmarc Subsidiary, in their respective capacities as directors and officers of Medmarc or any Medmarc Subsidiary, or challenging the validity or propriety of the transactions contemplated by this Agreement and neither Medmarc nor any of the Medmarc Subsidiaries is subject to an order, writ, injunction or decree.

(b)    As to each matter, if any, described in Section 4.10(a) of the Medmarc Disclosure Schedule, accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been made available to PRA subject to any applicable confidentiality obligations of Medmarc or any Medmarc Subsidiary.
4.11    Insurance.
(a)    Section 4.11(a) of the Medmarc Disclosure Schedule sets forth a list of the policies of general liability, fire and casualty, automobile, directors and officers, errors and omissions, fiduciary, and other forms of insurance (the “Medmarc Insurance Policies”) maintained by Medmarc and the Medmarc Subsidiaries. The Medmarc Insurance Policies provide insurance coverage against such risks and losses as Medmarc’s management has reasonably determined to be prudent in accordance with industry practices for the business and assets of Medmarc and the Medmarc Subsidiaries. All Medmarc Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of Medmarc, the activities and operations of Medmarc and the Medmarc Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Medmarc Insurance Policies.
(b)    Except as set forth in Section 4.11(b) of the Medmarc Disclosure Schedule, no issuer of the Medmarc Insurance Policies has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any of the Medmarc Insurance Policies, and to the Knowledge of Medmarc, no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the Medmarc Insurance Policies.
4.12    Taxes and Tax Returns.
(a)    As used in this Agreement, “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. “Tax Return” or “Tax Returns” means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed, or required to be filed, by any Person or any Subsidiary of such Person with the Internal Revenue Service (“IRS”) or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

(b)    Medmarc and the Medmarc Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and have duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made on the Combined Financial Statements. Except as disclosed on Section 4.12(b) of the Medmarc Disclosure Schedule, neither Medmarc nor any Medmarc Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or tax assessment or deficiency other than extensions that are automatically granted by the taxing authorities upon filing an application therefor. The unpaid Taxes of Medmarc and the Medmarc Subsidiaries do not exceed the reserve for tax liability set forth on the balance sheets referenced in Section 4.7 of this Agreement as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Medmarc in filing its returns. No claim has been made since December 31, 2006 by an authority in a jurisdiction where Medmarc or any Medmarc Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)    There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Medmarc, threatened against or with respect to Medmarc or any Medmarc Subsidiary in respect of any material Tax. Medmarc and each Medmarc Subsidiary in connection with amounts paid or owed to any employee, independent contractor, creditor, policyholder, shareholder or other third party have complied with applicable tax withholding in all material respects. Medmarc and each Medmarc Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, policyholder, shareholder or other third party as required by Applicable Law.
(d)    There are no Tax Liens upon any property or assets of Medmarc or the Medmarc Subsidiaries except Liens for current Taxes not yet due. Neither Medmarc nor any Medmarc Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Medmarc or any Medmarc Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.7(a) of this Agreement, neither Medmarc nor any Medmarc Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Neither Medmarc nor any Medmarc Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than such agreements as exist by and among themselves). Except as set forth in Section 4.12(d) of the Medmarc Disclosure Schedule, neither Medmarc nor any Medmarc Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than an affiliated group in which Medmarc has been the common parent corporation. Except with respect to membership in the affiliated groups disclosed in Section 4.12(d) of the Medmarc Disclosure Schedule, neither Medmarc nor any Medmarc Subsidiary is liable for the Taxes of any person under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) or by contract, as a successor or otherwise.

During the five (5) year period ending on the date of this Agreement, neither Medmarc nor any Medmarc Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither Medmarc nor any Medmarc Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Medmarc’s basis and excess loss account, if any, in each Medmarc Subsidiary is set forth in Section 4.12(d) of the Medmarc Disclosure Schedule.
(e)    Except as set forth in Section 4.12(e) of the Medmarc Disclosure Schedule, any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Medmarc or any of its affiliates who is a “Disqualified Individual” (as such term is defined in Treasury Regulation Section 1.280G‑1) under any employment, severance or termination agreement, other compensation arrangement or Medmarc Employee Plan (as defined in Section 4.13 of this Agreement) currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(f)    To the Knowledge of Medmarc, there is no dispute or claim concerning any tax liability of Medmarc or any Medmarc Subsidiary except as disclosed in Section 4.12(f) of the Medmarc Disclosure Schedule. Section 4.12(f) of the Medmarc Disclosure Schedule identifies the last Tax Returns that have been audited by the taxing authority with whom they were filed, and indicates those Tax Returns that currently are the subject of an audit procedure or that Medmarc or any Medmarc Subsidiary has received notice will be subject to an audit procedure. Medmarc has made available to PRA correct and complete copies of all federal income tax returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, Medmarc or any Medmarc Subsidiary since December 31, 2008.
4.13    Employee Plans; Labor Matters.
(a)    Section 4.13(a) of the Medmarc Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 10.16(a)) for employees of Medmarc and any Medmarc Subsidiary (“Medmarc Employee Plans”). Those Medmarc Employee Plans which are non-qualified deferred compensation plans for purposes of Section 409A of the Code are separately identified in Section 4.13(a) of the Medmarc Disclosure Schedule. Except with respect to the Medmarc Employee Plans, neither Medmarc nor any Medmarc Subsidiary sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to: (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees. Medmarc and the Medmarc Subsidiaries have not made or entered into any written or oral agreement, arrangement, commitment, or understanding to create any additional Medmarc Employee Plan or to continue, modify, change, or terminate, in any material respect, any Medmarc Employee Plan.

(b)    Medmarc has heretofore delivered or made available to PRA true and complete copies or descriptions of each Medmarc Employee Plan and certain related documents, including where applicable, (i) the plan document and the related trust agreement or annuity contract for such Medmarc Employee Plan; (ii) the summary plan description and material employee communication document for such Medmarc Employee Plan; (iii) the actuarial report for such Medmarc Employee Plan for each of the last two completed plan years; (iv) the most current determination letters from the IRS for such Medmarc Employee Plan; (v) all insurance policies relating thereto and any written materials used by Medmarc to describe employee benefits to employees of Medmarc and the Medmarc Subsidiaries; (vi) the most recent annual return on Form 5500 (including all schedules  thereto along with the accompanying auditor’s opinion) and tax return (Form 990) for such Medmarc Employee Plan; (vii) the most current actuarial, valuation, and trustee’s reports for such Medmarc Employee Plan; and (viii) all material communications with any Governmental Authority (including the Department of Labor, the IRS, the Pension Benefit Guaranty Corporation, and the SEC) with respect to such Medmarc Employee Plan. Each such actuarial or valuation report correctly shows the value of the assets of such Medmarc Employee Plan as of the date thereof, the total accrued and vested liabilities, all contributions by Medmarc and the Medmarc Subsidiaries, and the assumptions on which the calculations are based.
(c)    Except as set forth in Section 4.13(c) of the Medmarc Disclosure Schedule, each of the Medmarc Employee Plans has been operated and administered in substantial compliance with applicable laws, including, but not limited to, ERISA and the Code. To the Knowledge of Medmarc, there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA. Except as set forth in Section 4.13(c) of the Medmarc Disclosure Schedule, the Employee Plans which are nonqualified deferred compensation plans for purposes of Section 409A of the Code are in compliance with the requirements of Code Section 409A and the regulations promulgated thereunder. There has not been any termination or partial termination (including any termination or partial termination attributable to the transactions contemplated by this Agreement) of such plans. Neither Medmarc nor any Medmarc Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plans, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangements, as defined in Section 3(40) of ERISA. Neither Medmarc nor any Medmarc Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, sponsors, participates in, or contributes to, or has at any time in the past sponsored, participated in, or contributed to (i) any plan which is subject to the funding standards or requirements described in Section 412 of the Code, or (ii) any plan which is subject to any of the requirements, obligations, and liabilities imposed by Title IV of ERISA.
(d)    Each Medmarc Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and Medmarc is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is exempt from taxation under Section 501(a) of the Code. Medmarc has made available to PRA copies of the most recent Internal Revenue Service determination letters with respect to each such Medmarc Employee Plan (if applicable). To the Knowledge of Medmarc, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Medmarc Employee Plan or with respect to Medmarc or any Medmarc Subsidiary, and no events have occurred with respect to any Medmarc Employee Plan that could result in payment or assessment by or against Medmarc or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
(e)    There has been no amendment to, written interpretation or announcement (whether or not written) by Medmarc or any of the Medmarc Subsidiaries relating to, or change in employee participation or coverage under, any Medmarc Employee Plan which would increase materially the expense of maintaining Medmarc Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2011. No event has occurred or circumstances exist that could result in a material increase in the premium costs of Medmarc Employee Plans that are insured, or a material increase in benefit costs of the Medmarc Employee Plans that are self-insured.
(f)    Except as set forth in Section 4.13(f) of the Medmarc Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Medmarc, threatened against or involving any Medmarc Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Medmarc. Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Medmarc Employee Plan is pending or, to the Knowledge of Medmarc, threatened.
(g)    Except as described in Section 4.13(g) of the Medmarc Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Plan of Conversion and this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of Medmarc or any of its Subsidiaries from Medmarc or any of its Subsidiaries under any Medmarc Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Medmarc Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i), (ii) or (iii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); (iv) constitute an acceleration of the payment or vesting of deferred compensation in violation of the requirements of Section 409A of the Code; or (v) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.
(h)    Neither Medmarc nor any Medmarc Subsidiary has any direct or indirect material liability or obligation under any Medmarc Employee Plan other than as described in the terms of such Medmarc Employee Plans. There are no circumstances arising out of the sponsorship of any Medmarc Employee Plan which will result in any direct or indirect material liability to Medmarc or any Medmarc Subsidiary, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in accordance with the terms of the Medmarc Employee Plans consistent with past practice.

(i)    Medmarc and each Medmarc Subsidiary have made all payments and contributions due from them to each Medmarc Employee Plan. Except as set forth in Section 4.13(i) of the Medmarc Disclosure Schedule, there are no funded benefit obligations under any Medmarc Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in the Combined Financial Statements.
(j)    Each Medmarc Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Except as set forth in Section 4.13(j) of the Medmarc Disclosure Schedule, no assets of Medmarc or any Medmarc Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle.
(k)    Each Medmarc Employee Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance in all material respects with the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), with the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and with the provisions of any applicable similar state law.
(l)    Except as set forth in Section 4.13(l) of the Medmarc Disclosure Schedule, neither Medmarc nor any Medmarc Subsidiary is obligated to provide welfare benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA).
(m)    Neither Medmarc nor any Medmarc Subsidiary has the obligation to maintain, establish, sponsor, participate in, or contribute to any Employee Plan for the benefit of any employee, former employee, director or consultant of either Medmarc or any Medmarc Subsidiary or any ERISA Affiliate who performs services outside of the United States.
4.14    Employees.
(a)    Medmarc has made available to PRA a true and correct list of the names of the employees of Medmarc and the Medmarc Subsidiaries, their birth dates, hire dates, compensation rates, name of employer and capacity in which employed, and accrued vacation and sick leave, if any, all as of May 31, 2012. Except as limited by any employment agreements and severance agreements listed on Section 4.14(a) of the Medmarc Disclosure Schedule, and except for any limitations of general application which may be imposed under Applicable Laws, Medmarc and the Medmarc Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees.
(b)    Medmarc and the Medmarc Subsidiaries are in compliance, in all material respects, with all Applicable Laws regarding labor and employment and the compensation therefor, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including, without limitation, to the extent applicable, wage and hour laws; workplace safety laws; workers’ compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 206d, as amended, the Portal-to-Portal Pay Act of 1947, 29 U.S.C. § 255 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended and 42 U.S.C. § 1981, as amended; the Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. § 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act - Handicap Bias, 38 U.S.C. § 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended); the Lilly Ledbetter Fair Pay Act of 2009. No action or investigation has been instituted or, to the Knowledge of Medmarc, is threatened to be conducted by any state or federal agency regarding any potential violation by Medmarc or any Medmarc Subsidiary of any Applicable Laws regarding labor and employment or the compensation therefor (including, without limitation, any of the aforementioned statutes) during the past five (5) years.
(c)    Neither Medmarc nor any Medmarc Subsidiary has ever been a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by Medmarc or any Medmarc Subsidiary. Medmarc does not know of any activities or proceedings of any labor union to organize any employees of Medmarc or any Medmarc Subsidiary. Since December 31, 2011, no executive officer of Medmarc or any Medmarc Subsidiary has indicated to the Chief Executive Officer of Medmarc an intention to terminate his or her employment.
(d)    Medmarc and each Medmarc Subsidiary have complied in all material respects with all applicable notice provisions of and have no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Except as set forth in Section 4.14(d) of the Medmarc Disclosure Schedule, there is no action, claim, suit or proceeding pending or, to the Knowledge of Medmarc, threatened, on the part of any employee, independent contractor or applicant for employment, including any such action, claim, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability. Except as set forth in Section 4.14(d) of the Medmarc Disclosure Schedule, all sums due from Medmarc or any Medmarc Subsidiary for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and all benefits under any Medmarc Employee Plan have been duly and adequately paid, accrued or provided for in accordance with plan documents. To the Knowledge of Medmarc, no person treated as an independent contractor by Medmarc or any Medmarc Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.
(e)    Since December 31, 2011, neither Medmarc nor any Medmarc Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Medmarc or any Medmarc Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.
4.15    Compliance with Applicable Law.
(a)    Medmarc and each of the Medmarc Subsidiaries (i) hold all licenses, franchises, permits and authorizations from all Governmental Authorities necessary for the lawful conduct of their respective businesses in the manner and the jurisdictions where such business is being conducted (collectively, the “Permits”), and (ii) to the Knowledge of Medmarc, each of them has conducted its respective business in all respects in compliance with all terms and conditions of the Permits, except for any failure to have such Permits or the failure to so comply that does not have a Material Adverse Effect on Medmarc.
(b)    Neither Medmarc nor any Medmarc Subsidiary is subject to any cease‑and‑desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of any Insurance Regulator that is currently in effect and that: (i) limits the ability of Medmarc or any Medmarc Subsidiary to conduct any line of business, (ii) requires any investments of Medmarc or any Medmarc Subsidiary to be treated as non-admitted assets, (iii) requires divestiture of any investments of Medmarc or any Medmarc Subsidiary, (iv) in any manner imposes any requirements on Medmarc or any Medmarc Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of Medmarc or any Medmarc Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or Medmarc’s management or any Medmarc Subsidiary (each, whether or not set forth in the Medmarc Disclosure Schedule, a “Medmarc Regulatory Agreement”), nor has Medmarc or any of the Medmarc Subsidiaries been advised by any Insurance Regulator that it is considering issuing or requesting any such Medmarc Regulatory Agreement. Neither Medmarc nor any Medmarc Subsidiary, directly or indirectly, engages in any activity prohibited by Applicable Law.
(c)    Except as set forth in Section 4.15(c) of the Medmarc Disclosure Schedule, there is no pending or, to the Knowledge of Medmarc, threatened charge by any Governmental Authority that Medmarc or any Medmarc Subsidiary has violated any applicable laws, rules or regulations (including any Insurance Laws), nor any pending or, to the Knowledge of Medmarc, threatened investigation by any Governmental Authority with respect to possible violations of any applicable laws, rules or regulations (including any Insurance Laws).

(d)    Except as set forth in Section 4.15(d) of the Medmarc Disclosure Schedule, there are no material contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between Medmarc or any Medmarc Subsidiary, on the one hand, and any of their respective officers, directors, or other Affiliates, on the other hand. Medmarc has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Medmarc or any Medmarc Subsidiary that is now or will be outstanding on the Closing, except for advancement of expenses incurred in the performance of business for Medmarc consistent with the expense policy of Medmarc.
(e)    None of Medmarc, the Medmarc Subsidiaries, and, to the Knowledge of Medmarc, any of their respective current or former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of Medmarc or any Medmarc Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes.
4.16    Certain Contracts.
(a)    Section 4.16(a) of the Medmarc Disclosure Schedule sets forth a complete list of the following described contracts or agreements by which either Medmarc or any Medmarc Subsidiary is bound in any respect:
(i)    contracts from or to third parties for the furnishing of services to, or receipt of services by, Medmarc or any Medmarc Subsidiary (including without limitation, legal and accounting services, and risk management services but excluding the agency and distribution agreements described in Section 4.16(a)(vi) of the Medmarc Disclosure Schedule) involving more than $50,000 or that has a non-cancelable term in excess of one year (as to the latter, which is still in effect);
(ii)    investment advisory contracts to which Medmarc or any Medmarc Subsidiary is a party;
(iii)    except for the Medmarc Real Property Leases disclosed in Section 4.19(a) of the Medmarc Disclosure Schedule, contracts or agreements for the acquisition by purchase, lease or otherwise, or for the disposition by sale, lease or otherwise, of real property (including but not limited to any listing or similar agreement), equipment, goods, materials, research and development, supplies, studies or capital assets, in any case involving more than $50,000, provided, however, that if there are multiple agreements or service orders with one party or any affiliate of such party exceeding $100,000 in the aggregate, such information shall be included in Section 4.16(a) of the Medmarc Disclosure Schedule;

(iv)    contracts or agreements for the joint performance of work or services, and all other joint venture, partnership or other similar agreements, in any case involving more than $25,000;
(v)    any notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidences of indebtedness, other than endorsements for collection or deposit in the ordinary course of business, in any case involving more than $25,000;
(vi)    any agency agreements, managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and material agreements relating to the sale or servicing of insurance products offered by Medmarc and the Medmarc Insurance Subsidiaries, in any case involving more than $25,000;
(vii)    powers of attorney or similar authorizations to any third party;
(viii)    licenses or sublicenses, excluding off-the-shelf software license agreements, royalty agreements, and any other contract or agreement relating to technical assistance or Intellectual Property (as defined in Section 4.18 of this Agreement);
(ix)    all letters of credit and other security devices held or maintained for the benefit of Medmarc or any Medmarc Subsidiary;
(x)    contracts or agreements containing covenants limiting the freedom of either Medmarc or a Medmarc Subsidiary to compete in any line of business or with respect to any particular product or service or with any Person; and
(xi)    any material contract or agreement, not of the type covered by or excluded from any of the other items of this Section 4.16(a) which by its terms is either (A) not to be completely performed by either Medmarc or an Medmarc Subsidiary within 30 days of the date hereof or (B) is not to terminate, or is not terminable, without penalty to the Medmarc or an Medmarc Subsidiary prior to thirty (30) days from the date hereof, in any case involving more than $25,000;
(b)    Medmarc has made available to PRA written summaries of all oral contracts and agreements referred to in Section 4.16(a) of the Medmarc Disclosure Schedule and has made available to PRA true and correct copies of all such written contracts or agreements. As used in this Agreement, the terms “contract” and “agreement” each mean and include every binding contract, agreement, commitment, understanding, or promise, whether written or oral.
(c)    Each contract or agreement (whether written or oral) of the type described in Section 4.16(a) of this Agreement, whether or not set forth in the Medmarc Disclosure Schedule, is referred to in this Agreement as a “Medmarc Contract”, and neither Medmarc nor any Medmarc Subsidiary knows of, or has received written notice of, any material violation of any Medmarc Contract by any of the other parties thereto. Each Medmarc Contract is in full force and effect

(except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by Medmarc or any Medmarc Subsidiary, or, to the Knowledge of Medmarc, any other party, under such Medmarc Contract. Neither Medmarc nor any Medmarc Subsidiary has received written notice of any default, offset, counterclaim or defense under such Medmarc Contract. No condition or event has occurred that with the passage of time or the giving of notice or both would constitute a default or breach by Medmarc or any Medmarc Subsidiary, or, to the Knowledge of Medmarc, any other party under the terms of such Medmarc Contract. All security deposits, reserve funds, and other sums and charges that have become due and payable under such Medmarc Contract have been paid in full. No party has repudiated any provision of such Medmarc Contract.
(d)    (i)    Schedule 4.16(d)(i) of the Medmarc Disclosure Schedule sets forth a list all of the written agreements and a description of any material unwritten agreements or arrangements that currently exist between Medmarc and The Hartford and their respective Subsidiaries (the “Hartford Agreements”). Medmarc has provided PRA true and correct copies of all of the written Hartford Agreements. Each of the Hartford Agreements is currently in full force and effect. Neither Medmarc nor any Medmarc Subsidiary has received written notice of default, offset, counterclaim or defense under any of the Hartford Agreements. No condition or event has occurred that with the passage of time or the giving of notice or both would constitute a default or breach by Medmarc or any Medmarc Subsidiary, or to the Knowledge of Medmarc, any other party under the terms of the Hartford Agreements. Neither Medmarc nor any Medmarc Subsidiary has received any written or oral notice of termination or nonrenewal with respect to the Hartford Agreements and neither Medmarc nor any Medmarc Subsidiary has taken or will take any action that would reasonably be expected to result in the termination or nonrenewal of any of the Hartford Agreements.
(ii)    Schedule 4.16(d)(ii) of the Medmarc Disclosure Schedule sets forth the amount of in force direct premiums written with respect to the product liability policies issued by Medmarc or a Medmarc Subsidiary as of March 31, 2012, which schedule distinguishes between Hartford-referred business and business that originates directly from broker submission. Except for rights of procuring agents and brokers, Medmarc and the Medmarc Subsidiaries collectively own all of the expiration or renewal rights on policies written Medmarc or a Medmarc Subsidiary free and clear of any claims of The Hartford and its Subsidiaries. Medmarc and the Medmarc Subsidiaries have the right (i) to solicit its policyholders and/or their procuring brokers for the renewal of insurance products written by Medmarc or a Medmarc Subsidiary under any of the Hartford Agreements; and (ii) to solicit the customers on the customer lists developed under or pursuant to the Hartford Agreements for the sale of insurance products written by Medmarc and the Medmarc Subsidiaries.
4.17    Investments and Interest Rate Risk Management Instruments.
(a)    Except as set forth in Section 4.17(a) of the Medmarc Disclosure Schedule, Medmarc and each Medmarc Subsidiary are the record or beneficial owners of all of its investment securities (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien. Such securities are valued on the books of Medmarc in accordance with SAP. Section 4.17(a) of the Medmarc Disclosure Schedule sets forth a list of the securities which are in default in the payment of principal, interest or dividends or which Medmarc has recorded as impaired to any extent. Medmarc has provided to PRA a copy of the investment policies of Medmarc and the Medmarc Subsidiaries as of December 31, 2011. There has been no material change in investment policy of Medmarc and the Medmarc Subsidiaries or in the composition of the investments of Medmarc and the Medmarc Subsidiaries since December 31, 2011.
(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of Medmarc or any of the Medmarc Subsidiaries were entered into in the ordinary course of business and, to the best Knowledge of Medmarc, in accordance with Applicable Laws and with counterparties reasonably determined by Medmarc's management to be financially responsible at the time. All of such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements are (assuming due power and authority of, and due execution and delivery by, the other parties thereto) legal, valid and binding obligations of Medmarc or any of the Medmarc Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Medmarc and each Medmarc Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Medmarc, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.18    Intellectual Property.
(a)    Medmarc or a Medmarc Subsidiary owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of Medmarc and the Medmarc Subsidiaries as presently conducted except for such Intellectual Property, the absence of which is not reasonably likely to have a Material Adverse Effect on Medmarc. As used in this Agreement, “Intellectual Property” means all trademarks, service marks, logos, domains and domain names, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software (including computer software used in insurance operations or for accounting operations), data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium). Section 4.18(a) of the Medmarc Disclosure Schedule lists all Intellectual Property owned by Medmarc and each Medmarc Subsidiary and used in their respective businesses.
(b)    To the Knowledge of Medmarc, neither the businesses of Medmarc nor any Medmarc Subsidiary infringes, violates or misappropriates any Intellectual Property of third parties.

Since December 31, 2011, none of Medmarc, the Medmarc Subsidiaries, and any of the directors, officers or employees with responsibility for intellectual property matters of Medmarc or any Medmarc Subsidiary in their respective capacities as directors, officers or employees has received any charge, complaint, claim or notice alleging any such infringement, misappropriation or violation. To the Knowledge of Medmarc, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Medmarc or any Medmarc Subsidiary.
(c)    Section 4.18(c) of the Medmarc Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Medmarc or any Medmarc Subsidiary uses, pursuant to a written license, sublicense, agreement, or permission; provided that Section 4.18(c) of the Medmarc Disclosure Schedule omits Intellectual Property that constitutes commercially available computer software (and associated documentation). Medmarc has made correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to PRA. With respect to each such item of such Intellectual Property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding and enforceable against Medmarc or the applicable Medmarc Subsidiary and, to the Knowledge of Medmarc, against the third party thereto, and in full force and effect; (ii) except as set forth in Section 4.5(b)(ii)(y) of the Medmarc Disclosure Schedule, the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable against Medmarc or the applicable Medmarc Subsidiary and, to the Knowledge of Medmarc, the third party thereto, and in full force and effect on identical terms on and after the Effective Time; (iii) to the Knowledge of Medmarc, no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) to the Knowledge of Medmarc, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; and (v) neither Medmarc nor any Medmarc Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.
4.19    Real Property; Environmental Liability.
(a)    Neither Medmarc nor any Medmarc Subsidiary owns any right, title or interest in any real property. Section 4.19(a) of the Medmarc Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property (“Medmarc Real Property Leases”) to which Medmarc or any Medmarc Subsidiary is a party or by which any of them are bound. Medmarc or any Medmarc Subsidiary has a valid leasehold interest in each Medmarc Real Property Leases, in each case free and clear of all Liens except for (i) rights of lessors, co-lessees or sublessees that are reflected in each Medmarc Real Property Lease; (ii) current taxes not yet due and payable; and (iii) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of the subject property. To the Knowledge of Medmarc, the activities of Medmarc and the Medmarc Subsidiaries with respect to all Medmarc Real Property Leases used in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations.

(b)    Medmarc and the Medmarc Subsidiaries enjoy peaceful and undisturbed possession under all Medmarc Real Property Leases. Medmarc has made available to PRA complete and correct copies of all of the Medmarc Real Property Leases. Each Medmarc Real Property Lease is (assuming due power and authority of, and due execution by, the other party) in full force and effect and is legally valid, binding and enforceable against Medmarc or the applicable Medmarc Subsidiary and, to the Knowledge of Medmarc, the third party thereto in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no monetary defaults and no material nonmonetary defaults by Medmarc or any Medmarc Subsidiary, or, to the Knowledge of Medmarc, any other party, under any Medmarc Real Property Lease. Neither Medmarc nor any Medmarc Subsidiary has received written or, to the Knowledge of Medmarc, oral notice of any default, offset, counterclaim or defense under any Medmarc Real Property Lease. Except as set forth in Section 4.5(b)(ii)(y) of the Medmarc Disclosure Schedule, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Medmarc or any Medmarc Subsidiary, or, to the Knowledge of Medmarc, any other party, under the terms of any Medmarc Real Property Lease. To the Knowledge of Medmarc, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the Medmarc Real Property Leases.
(c)    Medmarc and the Medmarc Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits, except for instances of non-compliance which would not have a Material Adverse Effect on Medmarc. There are no legal, administrative, arbitral or other proceedings pending, no claims, actions, or causes of action filed or asserted in writing, or, to the Knowledge of Medmarc, private environmental investigations or remediation activities or governmental investigations of any nature ongoing or threatened seeking to impose on Medmarc or any Medmarc Subsidiary, or that could reasonably be expected to result in the imposition on Medmarc or any Medmarc Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on Medmarc. To the Knowledge of Medmarc, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither Medmarc nor any Medmarc Subsidiary is subject to any agreement, order, judgment, decree, or binding agreement by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on Medmarc. For purposes of this Section 4.19, the terms “Medmarc” and “Medmarc Subsidiaries” include any Person that is, in whole or in part, a predecessor of Medmarc or any of its Subsidiaries.
4.20    Personal Property.
(a)    None of the personal property owned by Medmarc or any Medmarc Subsidiary is subject to any Lien except Permitted Liens.
(b)    Section 4.20(b) of the Medmarc Disclosure Schedule lists each personal property lease to which Medmarc or any Medmarc Subsidiary is a party that is not cancelable upon ninety (90) days notice without penalty and has monthly rent that exceeds $1,500 (collectively, the “Medmarc Personal Property Leases”). Medmarc has made available to PRA complete and correct copies of all of the Medmarc Personal Property Leases. Each Medmarc Personal Property Leases is in full force and effect and is (assuming due power and authority of, and due execution by, the other party) legally valid, binding and enforceable against Medmarc or the applicable Medmarc Subsidiary and, to the Knowledge of Medmarc, against the third party thereto, in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by Medmarc or any Medmarc Subsidiary, or, to the Knowledge of Medmarc, any other party, under any Medmarc Personal Property Lease. Neither Medmarc nor any Medmarc Subsidiary has received written or, to the Knowledge of Medmarc, oral notice of any material default, offset, counterclaim or defense under any Medmarc Personal Property Lease. No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by Medmarc or any Medmarc Subsidiary, or, to the Knowledge of Medmarc, any other party under of the terms of any Medmarc Personal Property Lease. To the Knowledge of Medmarc, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the Medmarc Personal Property Leases.
4.21    Insurance Matters.
(a)    Except as set forth in Section 4.21(a) of the Medmarc Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by Medmarc and the Medmarc Insurance Subsidiaries, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agents agreements to which Medmarc or any Medmarc Insurance Subsidiary is a party, are, to the extent required under Applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection subject to such exceptions that, individually or in the aggregate, can be cured and that have not had and would not reasonably be expected to have, a Material Adverse Effect on Medmarc, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by Medmarc or any Medmarc Insurance Subsidiary which are required to be filed with or approved by any Insurance Regulators, such rates have been so filed or approved and the premiums charged conform thereto. Section 4.21(a) of the Medmarc Disclosure Schedule sets forth all increases in premium rates for insurance submitted by Medmarc and the Medmarc Insurance Subsidiaries which have been disapproved by any Insurance Regulators since December 31, 2008. Section 4.21(a) of the Medmarc Disclosure Schedule lists all written correspondence or written communications from any Insurance Regulator received by Medmarc or any Medmarc Insurance Subsidiary after December 31, 2008, that requests or suggests that its premium rates, if applicable, for products liability or professional liability insurance should be reduced below the current approved premium levels.

(b)    Except as set forth in Section 4.21(b) of the Medmarc Disclosure Schedule, neither Medmarc nor any Medmarc Insurance Subsidiary has issued any participating policies or any retrospectively rated policies of insurance. Neither Medmarc nor any Medmarc Insurance Subsidiary has declared any policyholder dividend which has not been paid prior to the date of this Agreement.
(c)    All reinsurance treaties or agreements, including retrocessional agreements, to which Medmarc or any Medmarc Insurance Subsidiary is a party and under which Medmarc or any Medmarc Insurance Subsidiary has any existing rights, obligations or liabilities are listed on Section 4.21(c) of the Disclosure Schedule (the “Medmarc Reinsurance Treaties”). Medmarc has made available to PRA correct and complete copies of all of such Medmarc Reinsurance Treaties and all such Medmarc Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any Medmarc Reinsurance Treaties solely as a result of the consummation of the transactions contemplated hereby. The Medmarc Reserves (as defined in Section 4.21(d) of this Agreement) at each of December 31, 2011 and December 31, 2010, as reflected in the Medmarc SAP Statements, are stated net of reinsurance ceded amounts. The Medmarc SAP Statements accurately reflect as of and for the dates indicated therein the extent to which, pursuant to Insurance Laws, Medmarc is entitled to take credit for reinsurance under the Medmarc Reinsurance Treaties. To the Knowledge of Medmarc, all reinsurance recoverable amounts reflected in said balance sheets are collectible, and Medmarc is unaware of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments. No party to any of the Medmarc Reinsurance Treaties has given written notice to Medmarc or any Medmarc Insurance Subsidiary that such party intends to terminate or cancel any of the Medmarc Reinsurance Treaties as a result of or following consummation of the Plan of Conversion and the transactions contemplated herein. Assuming due power and authority of, and due execution by, the other party, each Medmarc Reinsurance Treaty is valid and binding on Medmarc and each applicable Medmarc Insurance Subsidiary and, to the Knowledge of Medmarc, on the other parties thereto, and none of Medmarc, any Medmarc Insurance Subsidiary, and, to the Knowledge of Medmarc, any other party thereto, is in default in any material respect with respect to any such Medmarc Reinsurance Treaty. No Medmarc Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same solely by reason of the transactions contemplated by this Agreement, and no party to a Medmarc Reinsurance Treaty has issued a reservation of rights notice or otherwise denied or limited coverage (in whole or in part) under any Medmarc Reinsurance Treaty. Since December 31, 2011 no Medmarc Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such Medmarc Reinsurance Treaties.
(d)    The reserves for the losses and loss adjustment expenses of Medmarc and each of the Medmarc Insurance Subsidiaries ( the “Medmarc Reserves”) reflected in the Medmarc SAP Statements as of and for the year ended December 31, 2011 (the “2011 Statements”) were determined in accordance with generally accepted actuarial methods and standards, consistently applied except as set forth therein. The insurance reserving practices and policies of Medmarc and the Medmarc Insurance Subsidiaries have not changed, in any material respect, since December 31, 2011 and the results of the application of such practices and policies are reflected in the 2011 Statements. All reserves of Medmarc and the Medmarc Insurance Subsidiaries set forth in the 2011

Statements were fairly stated in accordance with sound actuarial principles consistently applied and met the requirements of the Insurance Laws of the applicable Insurance Regulator as of the dates indicated therein. To the Knowledge of Medmarc, since December 31, 2011, there has not been any event or occurrence affecting the reserves of Medmarc and the Medmarc Insurance Subsidiaries that has resulted, or would be reasonably likely to result, in a Material Adverse Effect on Medmarc. Subject to confidentiality objections of Medmarc, Medmarc has made available to PRA copies of all internally prepared work papers used as the basis for establishing the Medmarc Reserves. Except for regular periodic or special assessments based on developments that are publicly known within the insurance industry generally or the medical or legal professional liability and products liability insurance industry, to the Knowledge of Medmarc, no claim or assessment is pending or threatened against Medmarc or any Medmarc Insurance Subsidiary which is peculiar or unique to Medmarc or such Medmarc Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
(e)    Section 4.21(e) of the Medmarc Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of Medmarc or any Medmarc Insurance Subsidiary, the reserves for losses and loss adjustment expenses of Medmarc or any Medmarc Insurance Subsidiary, and their premium rates for liability insurance in each of the years commencing after December 31, 2009 (collectively the “Medmarc Actuaries” and separately a “Medmarc Actuary”). Section 4.21(e) of the Medmarc Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of Medmarc or any Medmarc Insurance Subsidiary by the Medmarc Actuaries, or delivered by the Medmarc Actuaries to Medmarc or any Medmarc Insurance Subsidiary, since December 31, 2009, in which a Medmarc Actuary has (i) either expressed an opinion on the adequacy of reserves for losses and loss adjustment expenses or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by Medmarc or any Medmarc Insurance Subsidiary, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by Medmarc or any Medmarc Insurance Subsidiary for liability insurance (collectively, the “Medmarc Actuarial Analyses”). To the Knowledge of Medmarc, the information and data furnished by Medmarc to the Medmarc Actuaries in connection with the Medmarc Actuarial Analyses were accurate in all material respects. To the Knowledge of Medmarc, each Medmarc Actuarial Analysis was based upon an accurate inventory of policies in force for Medmarc and the Medmarc Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein. Medmarc has made available to PRA a true and correct copy of each of the Medmarc Actuarial Analyses.
4.22    No Investment Company. Neither Medmarc nor any Medmarc Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.23    Accuracy of Information Supplied. None of the representations and warranties made by Medmarc in this Agreement, taken together and with the Medmarc Disclosure Schedule, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents attached to the Medmarc Disclosure Schedule or otherwise made available to PRA by Medmarc in connection with the transactions contemplated hereby are accurate and complete in all respects.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PRA
Except as disclosed by PRA and PRA Professional to Medmarc in accordance with Section 7.7 of this Agreement, PRA and PRA Professional hereby represent and warrant to Medmarc, as of the date hereof or such other date as specified, as follows:
5.1    Corporate Organization. Each of PRA and PRA Professional is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted.
5.2    Authority; No Violation; Consents and Approvals.
(c)    PRA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of PRA, and no other corporate proceedings on the part of PRA (including any approval of the stockholders of PRA) are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PRA and (assuming due authorization, execution and delivery by Medmarc and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of PRA, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(d)    Neither the execution and delivery of this Agreement by PRA nor the consummation by PRA of the transactions contemplated by this Agreement, nor compliance by PRA with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of PRA or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 5.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PRA or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of PRA under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PRA is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on PRA.
(e)    Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, (ii) the approval of the Plan of Conversion and the change of control contemplated by this Agreement by the Commissioner of Department pursuant to the Vermont Insurance Code, (iii) the filing of the HSR Act Report with the Premerger Notification Agencies pursuant to the HSR Act, (iv) any consents, authorizations, orders and approvals required under the HSR Act, and (v) the approval of the Plan of Conversion and this Agreement by the requisite votes of the Eligible Members of Medmarc, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by PRA of this Agreement or the consummation by PRA or any PRA Subsidiary (including PRA Professional) of the transactions contemplated by this Agreement.
(f)    PRA Professional has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all necessary corporate action on the part of PRA Professional. This Agreement has been duly and validly executed and delivered by PRA Professional and (assuming due authorization, execution and delivery by PRA and Medmarc and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of PRA Professional, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(g)    Neither the execution and delivery of this Agreement by PRA Professional nor the consummation by PRA Professional of the transactions contemplated by this Agreement, nor compliance by PRA Professional with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of PRA Professional or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 5.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PRA Professional or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PRA Professional under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PRA Professional is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on PRA Professional.

5.3    SEC Reports of PRA; Financial Statements.
(b)    PRA has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2009, including (i) Annual Reports on Form 10-K for each fiscal year of PRA commencing after December 31, 2008, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of PRA commencing after December 31, 2008, (iii) all proxy statements relating to PRA’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2008, (iv) all certifications and statements required by Rule 13a-14 or 15d-14 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or 18 U.S.C. §1350 with respect to any report referred to in clause (i) or (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) of this sentence together with any and all amendments thereto are, collectively, the “PRA SEC Reports.”
(c)    The PRA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of PRA is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 5.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(d)    The financial statements of PRA and its Subsidiaries included in the PRA SEC Reports (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with generally accepted accounting principles (“GAAP”) during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of PRA and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except (x) as reflected in PRA’s unaudited balance sheet at December 31, 2011, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (z) for liabilities incurred in the ordinary course of business since December 31, 2011, consistent with past practice, neither PRA nor its Subsidiaries has any material liabilities or obligations of any nature.
5.4    Broker’s Fees. None of PRA, the PRA Subsidiaries and their respective officers and directors has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, except for the engagement of Wells Fargo Securities LLC as PRA's financial adviser for which PRA shall be responsible.
5.5    Absence of Certain Changes or Events. Since December 31, 2011, there has not been: (i) any change in the financial condition, assets, liabilities, prospects (financial and otherwise) or business of PRA or any of its subsidiaries which, either individually or in the aggregate, has had or would have a Material Adverse Effect on PRA; or (ii) any material change in any method of accounting or accounting principals or practice by PRA, except as required by GAAP or statutory accounting principles and disclosed in the notes to the consolidated financial statements of PRA and its Subsidiaries.
5.6    Securities Laws Considerations. PRA and PRA Professional understand and agree that the Medmarc Common Stock has not been registered under the Securities Act or under any state securities laws. PRA (or PRA Professional) will receive the shares of Medmarc Common Stock solely for PRA’s (or PRA Professional’s) own account and not with a view toward the transfer, sale, fractional subdivision or other disposition of the Medmarc Common Stock.
5.7    Financial Ability. PRA and PRA Professional have the financial ability to consummate the transactions contemplated by this Agreement.
5.8    Employee Benefit Plans.
(c)    Section 5.8(a) of the PRA Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 10.16(a)) for employees of PRA and any PRA Subsidiary (“PRA Employee Plans”).
(d)    Except as set forth in Section 5.8(b) of the PRA Disclosure Schedule, each of the PRA Employee Plans have been operated and administered in substantial compliance with applicable laws, including, but not limited to, ERISA and the Code. Each PRA Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and PRA is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is exempt from taxation under Section 501(a) of the Code. To the Knowledge of PRA, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any PRA Employee Plan or with respect to PRA or any PRA Subsidiary, and no events have occurred with respect to any PRA Employee Plan that could result in payment or assessment by or against PRA or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
(e)    To the Knowledge of PRA, each PRA Employee Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated in substantial compliance with the provisions of COBRA, with the provisions of the Code and ERISA enacted by HIPAA, and with the provisions of any applicable similar state law.

ARTICLE 6
COVENANTS
6.1    Conduct of Businesses of Medmarc Prior to the Effective Time.
(h)    During the period between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement, Medmarc shall, and shall cause each Medmarc Insurance Subsidiary to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice and its current business plan, and (b) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees, agents and advantageous business relationships and retain the services of its key employees and agents.
(i)    During the period between the date of this Agreement and the Effective Time, Medmarc shall permit PRA’s senior officers to meet with the Chief Financial Officer of Medmarc and officers of Medmarc responsible for the financial statements and the internal controls of Medmarc to discuss such matters as PRA may deem reasonably necessary or appropriate for PRA to satisfy its obligations under Sections 302, 404 and 906 of SOX and any rules and regulations relating thereto.
(j)    Subject to applicable confidentiality obligations of Medmarc, Medmarc agrees to inform and have discussions with PRA with respect to reserve policies and practices with respect to (i) losses and loss adjustment expenses of Medmarc and the Medmarc Insurance Subsidiaries and (ii) litigation against Medmarc and the Medmarc Subsidiaries; provided, however, this Section 6.1(c) shall not require Medmarc to discuss or disclose any information, where such discussion or disclosure would jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. PRA and Medmarc shall also inform and have discussions with each other with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.
(k)    During the period between the date of this Agreement and the Effective Time, Medmarc shall not, and shall cause the Medmarc Subsidiaries to not, terminate or impair in any way the Hartford Agreement, and shall use its best efforts to continue its relationship with The Hartford pursuant to the Hartford Agreement. Medmarc shall promptly notify PRA of any communications, whether written or oral, from The Hartford that are material the Hartford Agreement or the relationship of the parties thereunder.
6.2    Medmarc Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Medmarc Disclosure Schedule, and, except as expressly contemplated or permitted by the Plan of Conversion and this Agreement, Medmarc shall not, and Medmarc shall not permit any Medmarc Subsidiary to, without the prior written consent of PRA (which consent will not be unreasonably withheld):
(e)    incur any indebtedness for borrowed money (other than short-term indebtedness incurred on commercially reasonable terms to refinance indebtedness of Medmarc or any Medmarc Subsidiary, on the one hand, to Medmarc or any Medmarc Subsidiary, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (other than, in each case, in the ordinary course of business consistent with past practice, including with regard to any premium finance activities of Medmarc and its Subsidiaries, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include entering into repurchase agreements and reverse repurchase agreements);
(f)    redeem, repay, discharge or defease any surplus note, unless such redemption, repayment, discharge or defeasance is an express condition of any Requisite Regulatory Approval;
(g)    grant any stock options or stock awards or stock appreciation rights or right with respect to the Medmarc Common Stock to be authorized under the Plan of Conversion;
(h)    other than paying dividends that have been declared prior to the date hereof, make, declare or pay any dividend or make any other distribution on or with respect to insurance policies written by Medmarc or any Medmarc Insurance Subsidiary;
(i)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Medmarc Subsidiary, or cancel, release or assign any indebtedness of any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice;
(j)    except pursuant to contracts or agreements in force at the date of this Agreement, make any material investment (by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any Person other than a Medmarc Subsidiary that results in a non-admitted asset, other than self-insured retentions incurred in the ordinary course of business, consistent with past practice;
(k)    enter into, change or terminate any Medmarc Contract, other than renewals of contracts, leases and agreements without material adverse changes of terms;.
(l)    except as contemplated by the agreements and plans set forth on Section 6.2(h) of the Medmarc Disclosure Schedule, increase in any manner the compensation of the employees of Medmarc and the Medmarc Subsidiaries, or pay any bonus or incentive compensation to such employees; provided that Medmarc and the Medmarc Subsidiaries (x) may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice so long as the amount, on an individualized basis, of the increase in compensation on an annualized basis does not exceed three percent (3%) of the aggregate amount of the compensation paid to the affected employees in the twelve (12) months preceding the effective date of the increase in compensation, (y) may grant promotions and establish new salaries for vice president and director levels commensurate with such individuals’ new duties and past compensation practices and (z) may pay the retention bonuses to each of the senior executives listed on Section 6.2(h) of the Medmarc Disclosure Schedule in accordance with the terms and conditions in each of the senior executives’ existing severance/retention agreements and to other employees of Medmarc and

Medmarc Subsidiaries in accordance with the terms set forth on Section 6.2(h) of the Medmarc Disclosure Schedule;
(m)    except as contemplated in Section 7.5 hereof, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit‑sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any deferred compensation plan;
(n)    settle any claim, action or proceeding involving money damages against Medmarc or a Medmarc Subsidiary, except in the ordinary course of business consistent with past practice; provided, however, that prior to the settlement of any lawsuit, claim, action or proceeding against Medmarc or any Medmarc Subsidiary or otherwise in which Medmarc or any Medmarc Subsidiary is a named defendant involving a payment by Medmarc or any Medmarc Subsidiary in excess of $1,000,000 or the settlement of any Extra-Contractual Obligation, Excess Policy Limits or bad faith claim involving any insurance policy of Medmarc involving a payment by Medmarc in excess of $1,000,000, Medmarc will notify PRA of the terms of the proposed settlement and will consult with PRA regarding the terms of the settlement and release, but shall not be required to obtain PRA’s consent to the terms of the settlement;
(o)    take any action that would cause the Plan of Conversion to result in the recognition of gain by Medmarc under the Code;
(p)    amend its articles of incorporation or bylaws, except as provided for in the Plan of Conversion and this Agreement;
(q)    other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;
(r)    offer or sell insurance or reinsurance of any type other than such lines of insurance and reinsurance that it offers and sells on the date of this Agreement or lines that are substantially similar to such lines;
(s)    take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article 8 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by Applicable Law; or
(t)    agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2; provided that except for and subject to Section 6.2(n), nothing in this Section 6.2 shall prevent Medmarc or any Medmarc Subsidiary from issuing any insurance policy or contract, including any certificates of insurance, riders and endorsements thereto.

6.3    PRA Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the PRA Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, PRA shall not, and PRA shall not permit PRA Professional or any other PRA Subsidiary to, without the prior written consent of Medmarc, which consent shall not be unreasonably withheld:
(i)    take any action that would cause the Plan of Conversion to result in the recognition of gain by Medmarc under the Code;
(j)    take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article 8 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by Applicable Law;
(k)    take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under this Agreement; or
(l)    agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.
ARTICLE 7
ADDITIONAL AGREEMENTS
7.1    Regulatory Matters.
(u)    The parties shall promptly make all filings and notifications with, and shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement, including as set forth in Sections 7.1(b) and (c) below, and shall take all actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that in no event shall PRA or any of its Affiliates be required to agree to (i) the divestiture of any business or entity of PRA or Medmarc or any of their Subsidiaries, (ii) an increase in the Purchase Price or (iii) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (A) Material Adverse Effect on Medmarc, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by PRA and its Subsidiaries (including Medmarc and its Subsidiaries after the Effective Time) (each requirement or limitation specified in clauses (i), (ii) or (iii) of this paragraph, a “Burdensome Condition”). Neither PRA nor Medmarc shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals.

(v)    Promptly after the execution of this Agreement, Medmarc shall use commercially reasonable efforts to obtain approval of the Plan of Conversion in accordance with Article 1 hereof.
(w)    To the extent applicable, PRA shall use commercially reasonable efforts to prepare and file with all necessary Governmental Authorities (i) a request for approval of the transactions contemplated by this Agreement by all applicable Insurance Regulators on Form A or on such other form as may be required by such Insurance Regulators and (ii) the preacquisition notification and report forms and related material on Form E or any other forms required by a necessary Governmental Authority in connection with the transactions contemplated by this Agreement.
(x)    Pursuant to the HSR Act, PRA and Medmarc will use commercially reasonable efforts to promptly prepare and file, or cause to be filed, the HSR Act Report with the Premerger Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of PRA and Medmarc will use commercially reasonable efforts to promptly comply with all requests, if any, of the Premerger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.
(y)    Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with the Premerger Notification Agencies, the Insurance Regulators and any other Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement; provided, however, nothing contained in this Section 7.1 shall require Medmarc to provide PRA with any presentations, board books, work papers or other materials prepared in support of any appraisal or other valuation analysis of Medmarc; provided, further that the party sharing such filing or materials may redact from such filing and communications any confidential competitive information of such party and its Affiliates.
(z)    The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Plan of Conversion), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. PRA and Medmarc shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to PRA or Medmarc, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The cooperation and coordination of each party required under this Section 7.1 shall include giving timely public notice of any public hearings regarding the transactions contemplated by this Agreement, and having its representatives attend and testify at such public hearings. In addition, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(aa)    PRA and Medmarc shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of PRA, Medmarc or any of their respective Subsidiaries to any Governmental Authority in connection with the Plan of Conversion and the other transactions contemplated by this Agreement. Medmarc and the Medmarc Subsidiaries understand and agree that PRA may be required to include in PRA SEC Reports to be filed prior to Closing some or all of the SAP financial statements described in Section 4.7(b) hereof, in which event Medmarc agrees to consent to the inclusion of such financial statements. In such event, Medmarc shall also request the independent auditors of Medmarc to consent to the inclusion of said financial statements in any registration statement of PRA that incorporates the financial statements included in such PRA SEC Report by reference.
(bb)    PRA and Medmarc shall promptly advise each other upon receiving any communication from any Governmental Authority relating to the consent or approval from such Governmental Authority that is required for consummation of the transactions contemplated by this Agreement.
7.2    Access to Information.
(m)    Upon reasonable prior notice and subject to Applicable Laws relating to the exchange of information and to the Confidentiality Agreement dated September 28, 2011 and Addendum thereto (the “Confidentiality Agreement”) which is hereby incorporated into this Agreement by reference and shall continue in full force and effect until Closing, Medmarc shall, and shall cause each of the Medmarc Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of PRA, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records. During such period, each of PRA and Medmarc shall, and shall cause their respective Subsidiaries to, make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or Insurance Laws (other than reports or documents which PRA or Medmarc, as the case may be, is not permitted to disclose under Applicable Law or by agreement); provided, however, that all such access shall be on a basis and follow procedures that the parties shall mutually agree upon, and shall not unreasonably interfere with any of the businesses or operations of Medmarc or any Medmarc

Subsidiary. Neither PRA nor Medmarc nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of PRA’s, Medmarc’s, or any Medmarc Subsidiary’s, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(n)    Each of PRA and Medmarc agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party who agrees to be bound by the terms of the Confidentiality Agreement), all non-public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to promptly return to the other party all written materials (including electronic) furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.
(o)    No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth in this Agreement.
7.3    Meeting of Members; Recommendation to Eligible Members. Medmarc shall hold a meeting of the Eligible Members for the purpose of obtaining the requisite approval required in connection with the Plan of Conversion and this Agreement. Medmarc will, through its Board of Directors, subject to its fiduciary obligations as determined by its Board of Directors, recommend that its Eligible Members vote in favor of the approval and adoption of the Plan of Conversion and this Agreement.
7.4    Compliance with Securities Laws. Medmarc and PRA understand and agree that the Shares to be issued pursuant to the Plan of Conversion will not be registered under the Securities Act or applicable state securities laws in reliance on exemptions from such registration. Medmarc and PRA shall cooperate with each other and use commercially reasonable efforts to cause the Medmarc Common Stock to be issued pursuant to available exemptions from registration under the Securities Act and state securities laws.
7.5    Employee Plans.
(a)    From and after the Effective Time, the Medmarc Employee Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to the current and former employees of Medmarc and the Medmarc Subsidiaries (the “Medmarc Employees”) covered by such Medmarc Employee Plans at the Effective Time, until such time as PRA shall otherwise determine. PRA will review all Medmarc Employee Plans to determine whether to maintain, terminate or continue such plans. Following the Effective Time, PRA and any applicable PRA Subsidiary shall honor and perform in accordance with their terms all benefit obligations to, and contractual rights of, current and former employees and directors of Medmarc and the Medmarc Subsidiaries existing as of the Effective Time, under any Medmarc Employee Plan that has not been terminated and fully distributed as of the Effective Time and which has been disclosed to PRA on Section 4.13(a) of the Medmarc Disclosure Schedule. However, unless specifically set forth otherwise herein, this Section 7.5(a) shall not be construed to limit the ability of PRA to review any Medmarc Employee Plan from time to time and to make such changes following the Effective Time (including terminating any Medmarc Employee Plan) as its deems appropriate. In the event employee compensation and/or benefits as provided by Medmarc or any Medmarc Subsidiary at the Effective Time are changed or terminated by PRA, in whole or in part, PRA shall provide any Medmarc Employees who continue in employment with PRA or any of its Subsidiaries (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to employees of PRA or applicable PRA Subsidiary (as of the date any such compensation or benefit is provided).
(b)    Subject to the provisions of this Section 7.5(b), Section 7.5(a) above and Sections 7.5(g), 7.5(h) and 7.5(i) below, PRA shall use reasonable commercial efforts to cause the Continuing Employees to be eligible to participate in PRA Employee Plans provided to similarly situated employees of PRA or applicable PRA Subsidiary (“PRA Employee Plans”) effective on January 1 following the Effective Time (the “First Eligibility Date”). Notwithstanding the foregoing, if the Effective Time occurs in the fourth calendar quarter, the Continuing Employees shall become eligible to participate in the PRA Employee Plans no later than January 1 next following the First Eligibility Date and, until such time, the Continuing Employees shall participate in comparable Medmarc Employee Plans with no gap in coverage. The Continuing Employees who become participants in a PRA Employee Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Medmarc or any predecessor thereto prior to the Effective Time, provided, however, that credit for benefit accrual purposes will be given only for purposes of PRA vacation policies or programs. Continuing Employees who have accrued unused vacation days under Medmarc’s vacation policy for the calendar year in which the Effective Time occurs shall be permitted to carry over up to ten (10) unused vacation days under PRA vacation policies as of the First Eligibility Date. In the event of any termination or consolidation of any Medmarc health plan with any PRA health plan, PRA shall make available to the Continuing Employees and their dependents employer-provided health coverage on substantially the same basis as it provides such coverage to PRA employees. Unless a Continuing Employee affirmatively terminates coverage under a Medmarc health plan prior to the time that such Continuing Employee becomes eligible to participate in the PRA health plan, or unless a Continuing Employee and/or a dependent of a Continuing Employee has an event which, under the terms of the Medmarc health plan, results in a loss of coverage (which may include a sale or other disposition of an Medmarc Subsidiary or substantially all of the business operations thereof), no coverage of any of the

Continuing Employees or their dependents shall terminate under any of the Medmarc health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PRA and their dependents. In the event of a termination or consolidation of any Medmarc health plan, terminated Medmarc employees and qualified beneficiaries will have the right to continued coverage under group health plans of PRA in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Medmarc health plan, or consolidation of any Medmarc health plan with any PRA health plan, any coverage limitation under the PRA health plan due to any pre-existing condition shall be waived by the PRA health plan to the degree that such condition was covered by the Medmarc health plan and such condition would otherwise have been covered by the PRA health plan in the absence of such coverage limitation. All Medmarc Employees who cease participating in a Medmarc health plan and become participants in a comparable PRA health plan during any plan year shall receive credit toward the applicable deductible under the PRA health plan for any amounts paid by the employee under Medmarc’s health plan during the applicable plan year, upon substantiation, in a form satisfactory to PRA that such payments have been made.
(c)    It is understood that employees of PRA and its Subsidiaries are “at-will” employees. Nothing in this Section 7.5 shall be interpreted as preventing PRA from terminating the employment of any individual or from amending, modifying or terminating any PRA Employee Plans, or any Medmarc Employee Plans, or any benefits under any PRA Employee Plans or any Medmarc Employee Plans, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and Applicable Law, subject to the commitments provided in Sections 7.5(b), 7.5(d), 7.5(f), 7.5(g) 7.5(h) and 7.5(i) herein. In the event that an employee is terminated in connection with the Sale under the terms and conditions of this Agreement, PRA will honor the retention and severance plans listed on Section 7.5(c) of the Medmarc Disclosure Schedule in accordance with their terms as in effect at the Effective Time.
(d)    The persons named in Section 7.5(d) of the Medmarc Disclosure Schedule (the “Medmarc Executives”) have entered into Executive Agreements with a Medmarc Subsidiary that provide for the payment of certain benefits on a change of control of Medmarc as described in Section 7.5(d) of the Medmarc Disclosure Schedule (the “Medmarc Executive Agreements”). PRA has offered and/or entered into a retention and severance agreement with each of the Medmarc Executives (the “Retention and Severance Compensation Agreement”). The execution of the Retention and Severance Compensation Agreement by a Medmarc Executive will terminate the applicable Medmarc Executive Agreement as of the Effective Time. In the event that a Medmarc Executive does not execute the Retention and Severance Compensation Agreement on or before the Effective Time, PRA shall cause Medmarc or the applicable Medmarc Subsidiary to pay the Medmarc Executive the change of control benefit under the applicable Medmarc Executive Agreement and to honor the obligations to pay severance benefits under the applicable Medmarc Executive Agreement; provided that, if the Medmarc Executive elects to terminate employment within one (1) year after the Effective Time, the Medmarc Executive shall be entitled to severance benefits payable upon an “Involuntary Termination” after a “Change of Control” as provided in the Medmarc Executive Agreements; provided further that PRA shall require in connection with the payment of such severance benefits that the Medmarc Executive execute a resignation and release in substantially the form attached to the Retention and Severance Compensation Agreement.

(e)    Section 7.5(e) of the Medmarc Disclosure Schedule sets forth a list of all Persons (other than the Medmarc Executives) who are entitled to change of control or severance benefits under the terms of their respective agreements with Medmarc or a Medmarc Subsidiary, which list sets forth the name of each Person entitled to such benefits and the amounts payable to each of such Persons on a change of control and/or separation from employment. PRA shall cause Medmarc or the applicable Medmarc Subsidiary to honor its obligations to pay to any Person listed in Section 7.5(e) of the Medmarc Disclosure Schedule the change of control and severance benefits described in Schedule 7.5(e) of the Medmarc Disclosure Schedule; provided that PRA shall require in connection with such payments that each officer or employee receiving a payment shall execute a resignation and release of claims against Medmarc and PRA with respect to their severance benefits.
(f)    Section 7.5(f) of the Medmarc Disclosure Schedule sets forth the names of the participants of the Medmarc Mutual Insurance Company Supplemental Executive Retirement Plan (“SERP”) and the amount of projected accrued benefits accrued for their respective accounts in the SERP as of December 31, 2012. Medmarc shall prior to the Effective Time and subject to the occurrence of the Effective Time (i) take such actions as are permitted to terminate the SERP in connection with the change of control resulting from the Sale effective on at the Effective Time; (ii) take such actions as shall be reasonably necessary to determine the value of the accrued benefits to be distributed to participants in the liquidation of their respective interests in the SERP; and (iii) subject to the execution of a receipt and release of claims with respect to such participant’s interest in the SERP, distribute to each participant in accordance with the terms of the SERP and Section 409A of the Code a lump sum amount equal to the liquidation value of such participant’s accrued benefit as so determined. In connection with the liquidation of the SERP and subject to the execution of a release of claims with respect to their interest in the SERP, Medmarc shall pay to the persons who are currently receiving payment of benefits under the SERP an amount equal to the sum of (A) the actuarially determined lump sum payment payable for their future benefits in liquidation of the SERP plus, (B) such additional amount which, when the after-tax value of the additional amount is added to the after-tax value of the payment described in clause (A), will equal the amount required to purchase an annuity from a commercial carrier (A.M. Best Rating of A or better) that would provide substantially equivalent after-tax annuitized payments as such person was receiving under the SERP immediately prior to the termination of the SERP. For purposes of this Section 7.5(f), the after-tax amount of a payment shall be determined after subtracting a sum equal to the person’s obligations to pay applicable federal, state and local taxes, including the person’s obligations under the Federal Insurance Contributions Act or Self-Employment Contributions Act, from the payment.
(g)    The Hamilton Resources Short-Term Incentive Plan (the “STIP”) shall remain in effect until, and including, the last day of the calendar year in which the Effective Time occurs (the “Initial Short-Term Incentive Period”). Continuing Employees who are participating in the STIP as of the Effective Time shall be eligible to receive a bonus payable in accordance with the terms of the STIP. In calculating the bonuses payable to the Continuing Employees under the STIP, the performance of Medmarc shall be measured without taking into account the transaction costs incurred by Medmarc in connection with the Plan of Conversion and the transactions contemplated by this Agreement. The STIP shall terminate following the completion of the Initial Short-Term Incentive Period, and Continuing Employees shall be eligible to participate in PRA’s short-term incentive compensation program as of the First Eligibility Date.

(h)     The Medmarc Mutual Insurance Company Long Term Incentive Plan (the “LTIP”) shall remain in effect until, and including, the last day of the calendar year in which the Effective Time occurs (“Initial Long-Term Incentive Period”). Continuing Employees who are participating in the LTIP as of the Effective Time shall be eligible to receive a bonus payable in accordance with the terms of the LTIP. In calculating the bonuses payable to the Continuing Employees under the LTIP, the performance of Medmarc shall be measured without taking into account the transaction costs incurred by Medmarc in connection with the Plan of Conversion and the transactions contemplated by this Agreement. The LTIP shall terminate following the completion of the Initial Long-Term Incentive Period, and Continuing Employees shall be eligible to participate in PRA’s long-term incentive compensation program as of the First Eligibility Date.
(i)    Section 7.5(i) of the Medmarc Disclosure Schedule sets forth the names of the participants of the Hamilton Resources Corporation Deferred Compensation Plan, No.2 and the Hamilton Resources Corporation Deferred Compensation Plan (collectively referred to as the “Deferred Plans”) and the amount of accrued benefits accrued for their respective accounts in the Deferred Plans as of May 31, 2012. Medmarc shall prior to the Effective Time and subject to the occurrence of the Effective Time (i) take such actions as are permitted to terminate the Deferred Plans in connection with the change of control resulting from the Sale effective on at the Effective Time; (ii) take such actions as shall be reasonably necessary to determine the value of the accrued benefits to be distributed to participants in the liquidation of their respective interests in the Deferred Plans; and (iii) subject to the execution of a receipt and release of claims with respect to such participant’s interest in the Deferred Plans, distribute to each participant in accordance with the terms of the Deferred Plans and Section 409A of the Code a lump sum amount equal to the liquidation value of such participant’s accrued benefit as so determined.
(j)    In the event the Medmarc 401(k) Plan (“Medmarc 401(k) Plan”) becomes frozen, terminated or merged into the PRA 401(k) Plan (“PRA 401(k) Plan”) on or after the Effective Time (collectively referred to as the “401(k) Plan Termination Date”), Continuing Employees who satisfy the conditions for eligibility as of the 401(k) Plan Termination Date shall be eligible to participate in the PRA 401(k) Plan as of such date, and shall receive credit for service with Medmarc solely for purposes of vesting and determination of eligibility to participate in the PRA 401(k) Plan. If the Medmarc 401(k) Plan is terminated or merged into the PRA 401(k) Plan, PRA shall agree to permit Continuing Employees to roll over their account balances, including outstanding loans, in the Medmarc 401(k) Plan to the PRA 401(k) Plan.
(k)    Notwithstanding anything herein to the contrary, all payments made to Medmarc Employees under this Section 7.5 shall be subject to withholding to the extent required by applicable federal, state and local taxing authorities.
7.6    Directors’ and Officers’ Indemnification and Insurance.
(f)    Medmarc shall immediately prior to the Closing purchase a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering current and former officers and directors of Medmarc and the Medmarc Subsidiaries with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such, with such policy or policies to be on terms and conditions, including limits, as favorable as their respective directors and officers liability insurance policy in effect on the date of this Agreement and to become effective at the Effective Time and remain in effect for a period of six (6) years after the Effective Time (the “Tail Policy”); provided that PRA may substitute therefor a policy or policies (issued by an insurance company that has an A.M. Best Rating of A or better) of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy; and provided further that in no event shall the premium for any such insurance be more than 300% of the current amount expended by Medmarc or the Medmarc Subsidiary (the “Insurance Premium Amount”). If Medmarc is unable to maintain or obtain the insurance called for by this Section 7.6, PRA shall use its best efforts to obtain as much comparable insurance as available for the Insurance Premium Amount.
(g)    In addition to the obligations set forth in Section 7.6(a), PRA shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Medmarc or a Medmarc Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Medmarc or a Medmarc Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Plan of Conversion and this Agreement and the transactions contemplated thereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent Medmarc is permitted under, and in accordance with the terms of indemnification provisions under, Applicable Law or the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Medmarc. PRA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by Applicable Law. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PRA; provided, however, that (A) PRA shall have the right to assume the defense thereof and upon such assumption PRA shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PRA elects not to assume or fails to promptly assume such defense, the Indemnified Party may retain counsel reasonably satisfactory to him or her after consultation with PRA, and PRA shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (B) PRA shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except to the extent representation by a single firm or attorney is, in the absence of an informed consent by the Indemnified Party, prohibited by ethical rules relating to lawyers’ conflicts of interest, (C) PRA shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (D) PRA shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by Applicable Law and (E) PRA shall have no obligation hereunder to any Indemnified Party for which and to the extent payment is actually and unqualifiedly made to such Indemnified Party under any insurance policy, any other agreement for indemnification or otherwise. Any Indemnified Party wishing to claim Indemnification under this Section 7.6, upon learning of any such Claim, shall notify PRA thereof, provided that the failure to so notify shall not affect the obligations of PRA under this Section 7.6 except to the extent such failure to notify prejudices PRA by depriving PRA of the reasonable opportunity to investigate and assume the defense of the claim. PRA’s obligations under this Section 7.6 continue in full force and effect for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
7.7    Advice of Changes.
(c)    PRA and Medmarc shall give prompt notice to the other party as soon as practicable after it has actual Knowledge of (i) the occurrence, or failure to occur, of any event which would or would be reasonably likely to cause any party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its part or on the part of any of its or its Subsidiaries’ officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. If disclosure of a matter which would constitute a breach of any representation, warranty or covenant of this Agreement is made by either party, the nondisclosing party shall have the right, in its discretion, to terminate this Agreement to the extent such termination is permitted under Section 9.1 of this Agreement.
(d)    Medmarc shall update the Medmarc Disclosure Schedule (the “Closing Date Medmarc Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date Medmarc Disclosure Schedule to PRA not less than three (3) business days prior to the Closing Date. The obligation of Medmarc to deliver to PRA the Closing Date Medmarc Disclosure Schedule shall be a material obligation for purposes of Section 8.2(a) hereof.
(e)    The provisions of this Section 7.7 and any notices by PRA on the one hand, and Medmarc on the other, shall not be deemed in any way to constitute a waiver by the counterparty of the conditions set forth in Article 8 hereof or any of its remedies under Article 9 hereof, nor shall any such notices cure any breach of any representation or warranty which is inaccurate.
7.8    Additional Agreements.

(c)    Medmarc understands that PRA intends to merge Medmarc with and into its subsidiary Medmarc Casualty Insurance Company (“Medmarc Casualty”) after the Effective Time and that PRA intends to disclose its intention to merge the two companies in its Form A to be filed with the Commissioner. In order to facilitate regulatory approval of the merger, Medmarc will, upon request of PRA, cause its Board of Directors and the Board of Directors of Medmarc Casualty to vote on the adoption of an agreement of merger that provides for the merger of Medmarc with and into Medmarc Casualty pursuant to Section 8 V.S.A. 3424 subject to (i) the completion of the Plan of Conversion and the transactions contemplated by this Agreement; (ii) the approval of the stockholders of Medmarc and Medmarc Casualty (if required) after the Effective Time; and (iii) the receipt of all required governmental approvals, including the approval of the Commissioner as required under 8 V.S.A. 3424. If requested by PRA, Medmarc shall cause said agreement of merger to be executed by each of Medmarc and Medmarc Casualty and to be filed with the Commissioner in connection with the filings required to be made under Section 1.3 and Section 7.1(c) hereof. PRA and Medmarc shall use commercially reasonable efforts to obtain all approvals required for the completion of the merger; provided that PRA shall defer or withdraw the request for approval if and to the extent Medmarc reasonably believes that the submission of the merger for such approval is causing a delay in obtaining the Requisite Regulatory Approvals for the Plan of Conversion and the change of control of Medmarc. The approval of the merger by Governmental Authorities shall not be a condition to the transactions contemplated by this Agreement.
(d)    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of PRA and a Subsidiary of Medmarc) or to vest PRA or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to this Agreement or the Plan of Conversion, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, PRA.
(e)    Prior to the Effective Time, neither Medmarc nor the Medmarc Subsidiary shall acquire, directly or indirectly, beneficial or record ownership of any shares of PRA Common Stock or other equity securities of PRA, or any securities convertible into or exercisable for any shares of PRA Common Stock or other equity securities of PRA.
7.9    Negotiations with Other Parties.
(g)    Subject to Section 7.9(b), so long as this Agreement remains in effect and no notice of termination has been given under this Agreement, Medmarc shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than PRA or any of its Affiliates (a “Potential Acquiror”) concerning any Acquisition Proposal (as defined in this Section 7.9) other than as expressly provided in this Agreement. Medmarc will promptly inform PRA of any serious, bona fide inquiry it receives with respect to any Acquisition Proposal and shall furnish to PRA the information required by Section 7.9(b).
(h)    Nothing contained in this Agreement shall prohibit the Board of Directors of Medmarc from either furnishing information to, or entering into discussions or negotiations with,

any Person or group of Persons regarding any Acquisition Proposal, or approving and recommending to the Eligible Members of Medmarc an Acquisition Proposal from any Person or group of Persons, if the Board of Directors of Medmarc determines in good faith that such action is appropriate in furtherance of the best interests of the Members. In connection with any such determination: (i) Medmarc shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person, or group of Persons; (ii) Medmarc will disclose to PRA that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof (but need not identify the Person, or group of Persons making the offer); (iii) prior to furnishing such information to such Person or group of Persons, Medmarc shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to Medmarc of information regarding such Person or group of Persons that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal, (B) the confidentiality of all non-public information furnished to such Person or group of Persons by Medmarc, and (C) procedures reasonably satisfactory to Medmarc that are designed to restrict or limit the provision of information regarding Medmarc that could be used to the competitive disadvantage of Medmarc or PRA; (iv) Medmarc will not furnish any non-public information regarding PRA or the transactions contemplated hereby; and (v) Medmarc will keep PRA informed of the status of any such discussions or negotiations (provided that Medmarc shall not be required to disclose to PRA confidential information concerning the business or operations of such Person or group of Persons).
(i)    As used in this Agreement, “Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than PRA, PRA Professional, or Medmarc, would acquire or participate in a merger, consolidation, or other business combination involving Medmarc or any of the Medmarc Subsidiaries, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than PRA or Medmarc, would acquire a substantial equity interest in Medmarc or any of the Medmarc Subsidiaries, including the right to vote 10% or more of the capital stock (following a reorganization or conversion) of Medmarc or any of the Medmarc Subsidiaries entitled to vote thereon for the election of directors; (iii) any acquisition of 10% or more of the combined assets of Medmarc and the Medmarc Subsidiaries, other than in the ordinary course of business; (iv) any acquisition in excess of 10% of the outstanding capital stock (following a reorganization or conversion) of Medmarc or any of the Medmarc Subsidiaries, other than as contemplated by this Agreement; (v) any acquisition of control (as defined under the Insurance Laws) of Medmarc or any Medmarc Subsidiary; or (vi) any transaction similar to the foregoing.
ARTICLE 8
CONDITIONS PRECEDENT
8.1    Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the transactions contemplated by the Plan of Conversion and this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(p)    The Plan of Conversion and this Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the Eligible Members of Medmarc entitled to vote thereon; and
(q)    The Plan of Conversion shall have been approved by the Commissioner of the Department prior to or on the Closing Date; and
(r)    All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the “Requisite Regulatory Approvals”). Without limiting the generality of the foregoing: (i) the HSR Act Report shall have been submitted to the Premerger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; and (ii) the Plan of Conversion and the transfer of ownership of Medmarc and the Medmarc Subsidiaries to PRA shall have been approved by the Insurance Regulators, to the extent such approvals are required; and
(s)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Plan of Conversion or any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Plan of Conversion, including the transactions contemplated by this Agreement.
8.2    Conditions to Obligation of PRA. The obligation of PRA to consummate the transactions contemplated by the Plan of Conversion and this Agreement is also subject to the satisfaction or waiver by PRA at or prior to the Effective Time of the following conditions:
(g)    Medmarc shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PRA shall have received a certificate signed on behalf of Medmarc by the Chief Executive Officer and the Chief Financial Officer of Medmarc to such effect.
(h)    The representations and warranties of Medmarc contained in Article 4 of this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representation and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date, and PRA shall have received a certificate signed on behalf of Medmarc by the Chief Executive Officer and Chief Financial Officer to such effect; provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted in a Material Adverse Effect on Medmarc, the foregoing condition shall be deemed to have been fulfilled.

(i)    Medmarc or the Medmarc Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising on, prior to, or after the date hereof), including litigation pending or threatened, which, as of the Closing Date, is reasonably likely to result in a Material Adverse Effect on Medmarc, and PRA shall have received a certificate signed on behalf of Medmarc by the Chief Executive Officer and Chief Financial Officer of Medmarc to such effect.
(j)    Opinion of counsel of Luse Gorman Pomerenk & Schick, P.C. as counsel for Medmarc that neither Medmarc nor any of the Medmarc Subsidiaries will recognize any gain or loss for federal income tax purposes as a result of the transactions contemplated by the Plan of Conversion and this Agreement.
8.3    Conditions to Obligation of Medmarc. The obligation of Medmarc to consummate the transactions contemplated by the Plan of Conversion and this Agreement is also subject to the satisfaction or waiver by Medmarc at or prior to the Effective Time of the following conditions:
(h)    Each of PRA and PRA Professional shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Medmarc shall have received a certificate signed on behalf of PRA and PRA Professional by the Chief Executive Officer and the Chief Financial Officer of PRA to such effect.
(i)    PRA shall have deposited in trust with the Conversion Agent for the benefit of the Eligible Members cash in the amount of the Cash Consideration in accordance with Section 3.2(b) of this Agreement.
(j)    The representations and warranties of PRA and PRA Professional contained in Article 5 of this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), and Medmarc shall have received a certificate signed on behalf of PRA by the Chief Executive Officer and Chief Financial Officer of PRA to such effect; provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted in a Material Adverse Effect on PRA, the foregoing condition shall be deemed to have been fulfilled.
ARTICLE 9
TERMINATION AND AMENDMENT
9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Plan of Conversion by the Eligible Members of Medmarc:

(k)    by mutual consent of PRA and Medmarc in a written instrument, if the Board of Directors of PRA and the Board of Directors of Medmarc so determine to terminate this Agreement by an affirmative vote of a majority of the members of such party's entire Board of Directors;
(l)    by either PRA or Medmarc, by written notice to the other party, if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Plan of Conversion (including the transactions contemplated by this Agreement) or approval of the change of control of Medmarc or the Medmarc Subsidiaries as herein contemplated, and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of PRA or the Board of Directors of Medmarc, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board of Directors;
(m)    by either PRA or Medmarc (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), by written notice to the other party, if (i) (x) there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date specified in Section 9.1(h) and (y) such material breach or breaches of the representations and warranties, individually or in the aggregate, has resulted in a Material Adverse Effect on such party and its Subsidiaries taken as a whole and (ii) the Board of Directors of the terminating party determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board of Directors.
(n)    by PRA upon written notice to Medmarc if (i) the Board of Directors of Medmarc does not, or shall indicate in writing to PRA that the Board of Directors of Medmarc is unwilling or unable to, recommend that its Eligible Members approve and adopt the Plan of Conversion and this Agreement, or (ii) after recommending that its Eligible Members approve and adopt the Plan of Conversion and this Agreement, the Board of Directors of Medmarc shall have withdrawn, modified or amended such recommendation in any respect materially adverse to PRA, without PRA's prior written consent (each a “Medmarc Recommendation Event”), provided that any such notice of termination must be provided to Medmarc not later than fifteen (15) business days after the later of the date PRA shall have been advised by Medmarc in writing of a Medmarc Recommendation Event, or such later date as may be agreed upon by PRA and Medmarc in writing;
(o)    by PRA upon written notice to Medmarc if Medmarc shall have authorized, recommended, or approved, or if Medmarc shall have entered into an agreement with any Person other than PRA or PRA Professional, to effect an Acquisition Proposal;
(p)    by either PRA or Medmarc, by written notice to the other party, if (i) a meeting of the Eligible Members has been duly held for purposes of voting on the Plan of Conversion and the transactions contemplated by this Agreement, and (ii) approval of the Eligible Members of Medmarc required for the consummation of the Plan of Conversion shall not have been obtained by reason of the failure to obtain the required vote at such duly held meeting of Eligible Members or at any adjournment or postponement thereof;
(q)    by PRA, upon written notice to Medmarc, if the Closing Date Medmarc Disclosure Schedule discloses any Material Adverse Effect on Medmarc or any change from the Medmarc Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on Medmarc;
(r)    by written notice from Medmarc to PRA, or from PRA to Medmarc, if the Closing does not occur on or before March 31, 2013, for any reason other than breach of this Agreement by the party giving such notice; or
(s)    by Medmarc upon written notice to PRA upon the occurrence of a Medmarc Acquisition Event (as defined in Section 9.5 hereof) or Medmarc Recommendation Event.
9.2    Effect of Termination. In the event of termination of this Agreement by either PRA or Medmarc as provided in Section 9.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 9.2, 9.5, 10.2, 10.3, 10.4, 10.5, 10.6, 10.12, 10.13, 10.15 and 10.16 of this Agreement shall survive any termination of this Agreement, and (ii) none of PRA, PRA Professional nor Medmarc, nor any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 9.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither PRA nor Medmarc shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
9.3    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Subject to the previous sentence and in compliance with Applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of PRA and the Board of Directors of Medmarc, at any time before or after approval of the matters presented in connection with the Plan of Conversion and this Agreement by the Eligible Members of Medmarc; provided, however, that after any approval of the Plan of Conversion and transactions contemplated by this Agreement by the Eligible Members of Medmarc, there may not be, without further approval of such Eligible Members, any amendment of this Agreement which changes or otherwise modifies or amends the amount or the form of the consideration to be delivered to the Eligible Members of Medmarc under this Agreement other than as contemplated by this Agreement.
9.4    Extension; Waiver. At any time prior to the Effective Time, the parties to this Agreement may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the Plan of Conversion and the transactions contemplated by this Agreement by the Eligible Members of Medmarc, there may not be, without further approval of such Eligible Members, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Eligible Members of Medmarc under this Agreement other than as contemplated by this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.5    Liquidated Damages; Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, Medmarc shall, within ten (10) business days after notice of the occurrence thereof by PRA, Medmarc shall pay to PRA the sum equal to $4,600,000 (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of PRA in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of this Section 9.5): (i) at any time prior to termination of this Agreement a Medmarc Acquisition Event shall occur; (ii) PRA shall terminate this Agreement pursuant to Section 9.1(d) or (e); (iii) Medmarc shall terminate this Agreement pursuant to Section 9.1(i); or (iv) if Medmarc fails to call and the Eligible Members of Medmarc fail to hold the meeting of the Eligible Members of Medmarc as required by Section 1.2 of this Agreement. For purposes of this Agreement a “Medmarc Acquisition Event” shall mean that Medmarc shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect an Acquisition Proposal. Upon the making and receipt of such payment under this Section 9.5, Medmarc shall have no further obligation of any kind under this Agreement and neither PRA nor PRA Professional shall have any further obligation of any kind under this Agreement, except in each case under Section 9.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.
ARTICLE 10
GENERAL PROVISIONS
10.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Plan of Conversion and the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Luse Gorman Pomerenk & Schick, P.C. in Washington, D.C., at 10:00 a.m. on a date to be specified in a notice delivered by PRA, which shall be no later than five (5) business days after the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Article 8 of this Agreement, or at such other time and place as may be mutually agreed by the parties (the “Closing Date”). The parties shall use their respective commercially reasonable efforts to cause the Effective Time to occur on or before December 31, 2012.
10.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of Medmarc, PRA or PRA Professional in this Agreement or in any instrument delivered by Medmarc, PRA or PRA Professional pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in Section 9.2 of this

Agreement and except for those covenants and agreements contained in this Agreement and in any such instrument which by their terms apply in whole or in part after the Effective Time.
10.3    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that (a) PRA and Medmarc will share the cost of the HSR Act filing fee in proportion to their relative assets as of December 31, 2011, (b) Medmarc shall pay all expenses relating to the approval of the Plan of Conversion by the Commissioner of the Department, and (c) PRA shall pay all expenses in connection with the approval of the change of control of Medmarc contemplated by this Agreement by the Commissioner of the Department, and any other required filings with any Insurance Regulator.
10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) followed by delivery of an original via overnight courier service, mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier service (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to PRA or PRA Professional to:
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
Attention: Chief Executive Officer, copy to Corporate Secretary
Fax: (205) 877-4405

with copies to:
Burr & Forman LLP
420 N. 20th Street, Suite 3100
Birmingham, Alabama 35203
Attention: Jack P. Stephenson, Esq.
Fax: (205) 458-5100

and
(b)    if to Medmarc, to:
Medmarc Mutual Insurance Company
14280 Park Meadow Drive
Suite 300
Chantilly, Virginia 20151-2219
Attention: Mary Todd Peterson

with copies to:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 780
Washington, D.C. 20015
Attention: John J. Gorman, Esq.
Fax: (202) 362-2902

10.5    Further Assurances. Prior to the Closing, at the reasonable request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.
10.6    Remedies Cumulative. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
10.7    Presumptions. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.
10.8    Exhibits and Schedules. Each of the Exhibits and Schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.
10.9    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require PRA, PRA Professional or Medmarc or any of their respective Subsidiaries or Affiliates to take any action which would violate any Applicable Law, rule or regulation. In the event of any conflict between the terms of this Agreement and the Plan of Conversion, but subject to the provisions of Section 1.1 and Section 7.1(a) of this Agreement, the terms of the Plan of Conversion shall control.

10.10    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
10.11    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
10.12    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except that the Plan of Conversion shall be effected in accordance with and governed by the laws of the State of Vermont, and the insurance laws of the State of Vermont as they relate to Medmarc shall govern to the extent the application of such laws would be inconsistent with or in contravention of the laws of the State of Delaware.
10.13    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.14    Publicity. PRA and Medmarc shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, neither PRA nor Medmarc shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial conditions or results of operations without the consent of the other party.
10.15    Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise provided in Sections 7.5 and 7.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.
10.16    Definitions.
(a)    The following terms, as used in this Agreement, have the meanings that follow:
“Affiliate” means with respect to any specified Person, any other Person that at the time of determination directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.
“Amended and Restated Articles of Incorporation” means the articles of incorporation of Medmarc amended and restated at the Effective Time and in the form attached as Exhibit D to this Agreement.
“Amended and Restated Bylaws” means the bylaws of Medmarc as amended and restated at the Effective Time and in the form attached as Exhibit E to this Agreement.
“Applicable Law” means all laws, published rules, statutes, regulations, policies and codes and judgments, injunctions, orders, decrees, licenses, permits and all other requirements of Governmental Authorities applicable to the Person, place and situation in question.
“Board of Directors” means the Board of Directors (or similar governing body) of Medmarc, PRA or PRA Professional, as applicable.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Control” means, as to any Person, the power to direct or cause the direction of the management and polices of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.
“Eligible Member” means each Member eligible under the Plan of Conversion to receive consideration in exchange for such Member’s Membership Interests.
“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any federal, state, local or foreign law (including common law) treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement relating to protection of the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.
“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. governmental, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Insurance Laws” means all Applicable Laws applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.
“Knowledge of Medmarc” means the actual knowledge of any person listed on Exhibit F.
“Knowledge of PRA” means the actual knowledge of any person listed on Exhibit G.
“Lien” means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect on Medmarc” or “Material Adverse Effect on PRA” means, with respect to Medmarc or PRA, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that any adverse change or effect arising out of or resulting from or attributable to the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the products or professional liability insurance business; (ii) any circumstance, change or effect affecting generally the United States or world economy or capital markets generally, including changes in interest or exchange rates; (iii) changes or prospective changes in laws, rules or regulations or accounting or actuarial practices (iv) the execution or announcement of or the consummation of the transactions contemplated by this Agreement or the Plan of Conversion (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation), (v) actions taken or omitted by such party at the direction of, or with the prior written consent of, the other party, or (vi) the effect of any action taken by the other party or its Affiliates with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, a Material Adverse Effect on Medmarc shall be conclusively presumed if the effect results in a reduction of Medmarc’s unassigned surplus to a level below $138,700,000, as computed on a SAP basis.
“Member” means, as of any date of determination, a Person who, in accordance with the records of Medmarc, Medmarc’s articles of incorporation and bylaws, and Applicable law, is a member of Medmarc as of such date.
“Membership Interest” means all policyholders’ rights as members arising prior to the Conversion under the bylaws of Medmarc or otherwise under Applicable Law. These include the right to vote and to participate in any distribution of surplus in the event that Medmarc is liquidated. The term “Membership Interest” does not include rights expressly conferred upon the policyholders by their policies or contract (other than any right to vote), such as the right to any declared policy dividends.
“Permitted Liens” means any Liens included in the Medmarc Disclosure Schedules.
“Person” means an individual, corporation, partnership (general or limited), limited liability company, association, trust or other entity or organization, including any Governmental Authority.
“SEC” means the United States Securities and Exchange Commission.
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate (i) where such Person has the right to elect a majority of the Board of Directors (or a majority of another body performing similar functions) of such corporation or other Person, whether through ownership of voting securities or interests, by exercising of contractual rights or otherwise, or (ii) of which (or in which ) more than 50% of the (a) voting capital stock of such corporation or other Person, (b) interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such Person.
(b)    Set forth below is an index to the definitions set forth in this Agreement.
Term    Section

401(k) Plan Termination Date    7.5(j)
Acquisition Proposal    7.9(c)
Affiliate    10.16(a)
Agreement    Recitals
Amended and Restated Articles    10.16(a)
Amended and Restated Bylaws    10.16(a)
Applicable Law    10.16(a)
Board of Directors    10.16(a)
Burdensome Condition    7.1(a)
Cash Consideration    2.2
Claim    7.6(b)
Closing    10.1
Closing Date    10.1
Closing Date Medmarc Disclosure Schedule    7.7(b)
COBRA    4.13(k)
Code    10.16(a)
Combined Financial Statements    4.7(a)
Commissioner    1.1
Common Stock    Recitals
Confidentiality Agreement    7.2(a)
Consulting Agreement    2.6
Continuing Employees    7.5(a)
Control    10.16(a)
Conversion    Recitals
Conversion Statute    1.1
Conversion Agent    3.1
Conversion Fund    3.2(b)
Credit Account    2.7(c)
Deferred Plans    7.5(i)
Department    1.1
Effective Time    1.5
Eligible Members    10.16(a)
Employee Plan    10.16(a)
Environmental Laws    10.16(a)
Environmental Permits    10.16(a)
ERISA    4.13(a)
Exchange Act    5.3(a)
GAAP    5.3(c)
Governmental Authority    10.16(a)
Hartford Agreements    4.16(d)(i)
HIPAA    4.13(k)
HSR Act    4.5(c)
HSR Act Report    4.5(c)
Indemnified Liabilities    7.6(b)
Indemnified Parties    7.6(b)

Information Statement    1.2(c)
Initial Long-Term Incentive Period    7.5(h)
Initial Short-Term Incentive Period    7.5(g)
Insurance Laws    10.16(a)
Insurance Premium Amount    7.6(a)
Insurance Regulators    10.16(a)
Intellectual Property    4.18(a)
IRS    4.12(a)
Knowledge    10.16(a)
Lien    10.16(a)
LTIP    7.5(h)
Material Adverse Effect    10.16(a)
Medmarc    Recitals
Medmarc 401(k) Plan    7.5(j)
Medmarc Acquisition Event    9.5
Medmarc Actuarial Analyses    4.21(e)
Medmarc Actuaries    4.21(e)
Medmarc Contract    4.16(c)
Medmarc Disclosure Schedule    4
Medmarc Employees    7.5(a)
Medmarc Executive Agreements    7.5(d)
Medmarc Executives    7.5(d)
Medmarc Holding Company Act Report    4.6(c)
Medmarc Insurance Policies    4.11(a)
Medmarc Insurance Subsidiaries    4.2(b)
Medmarc Personal Property Leases    4.20(b)
Medmarc Real Property Leases    4.19(a)
Medmarc Recommendation Event    9.1(d)
Medmarc Regulatory Agreement    4.15(b)
Medmarc Reinsurance Treaties    4.21(c)
Medmarc Reserves    4.21(d)
Medmarc SAP Statements    4.6(a)
Medmarc Subsidiaries    4.2(a)
Member    10.16(a)
Membership Interest    10.16(a)
Permits    4.15(a)
Permitted Liens    10.16(a)
Person    10.16(a)
Plan of Conversion    Recitals
Policyholder Renewal Credit    2.7(a)
Potential Acquiror    7.9(a)
PRA     Recitals
PRA 401(k) Plan    7.5(j)
PRA Professional     Recitals
PRA SEC Reports    5.3(a)

Premerger Notification Agencies    4.5(c)
Proposal    1.2(b)
Purchase Price    2.2
Requisite Regulatory Approvals    8.1(c)
Retention and Severance Compensation Agreement    7.5(d)
Sale    Recitals
SAP    4.6(b)
SEC    10.16(a)
SERP    7.5(f)
Securities Act    5.3(b)
Shares    2.1
SOX    4.7(f)
STIP    7.5(g)
Subsidiary    10.16(a)
Tail Policy    7.6(a)
Tax or Taxes    4.12(a)
Tax Return or Tax Returns    4.12(a)
WARN Act    4.14(e)

IN WITNESS WHEREOF, PRA, PRA Professional, and Medmarc have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
PROASSURANCE CORPORATION,
a Delaware corporation

By:_s/ Victor T. Adamo_         ______
Name: Victor T. Adamo
Title:     Vice Chairman

PRA PROFESSIONAL LIABILITY GROUP, INC.,
a Delaware corporation
By:__s/ Victor T. Adamo
Name: Victor T. Adamo
Title:     President

MEDMARC MUTUAL INSURANCE COMPANY,
a Vermont mutual insurance corporation

By:    s/ Mary Todd Peterson
Name: Mary Todd Peterson
Title: President and Chief Executive Officer

Exhibits and Schedules
Exhibits
Exhibit A     Form of Plan of Conversion
Exhibit B    Directors of Medmarc to be Elected by PRA
Exhibit C    Form of Consulting Agreement
Exhibit D    Amended and Restated Articles of Incorporation
Exhibit E    Amended and Restated Bylaws
Exhibit F    Knowledge of Medmarc
Exhibit G    Knowledge of PRA

Schedules

Medmarc Disclosure Schedule
PRA Disclosure Schedule